UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2024

AFFINITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39914	82-1147778
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3175 Highway 278, Covington, Georgia	30014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 786-7088

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AFBI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement

On May 30, 2024, Affinity Bancshares, Inc. (“Affinity”), Affinity Bank, National Association (“Affinity Bank”) and Atlanta Postal Credit Union (“APCU”) entered into a Purchase and Assumption Agreement (the “Agreement”), pursuant to which APCU will acquire substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of Affinity Bank (the “Transaction”).

The Agreement was unanimously approved by the Boards of Directors of each of Affinity, Affinity Bank and APCU. The Transaction is expected to close during the fourth quarter of 2024 or the first quarter of 2025, subject to receiving all regulatory approvals, approval by Affinity shareholders and other customary closing conditions.

Under the terms of the Agreement, APCU will pay Affinity Bank the sum of: (i) $22.50 per share of outstanding Affinity common stock after the termination of Affinity Bank’s Employee Stock Ownership Plan (the “Stock Consideration”); (ii) the difference between $22.50 and the exercise price of any stock option to purchase shares of Affinity common stock outstanding at the closing of the Transaction (the “Option Transaction”); and (iii) sufficient cash to make payments for the liquidation accounts established in connection with Affinity’s 2020 second-step conversion (the “Liquidation Payment,” and together with the Stock Consideration and the Option Consideration, the “Purchase Price”). The Purchase Price is currently estimated to be $159,838,000, subject to adjustment based on the actual number of shares of Affinity common stock outstanding as of the closing of the Transaction following the termination of the Employee Stock Ownership Plan, the actual number of outstanding stock options to purchase shares of Affinity common stock outstanding at the closing of the Transaction, and the value of the liquidation accounts as of the closing of the Transaction.

In addition, in the event the calculation of the taxes asserted against the purchase price, as estimated as of the closing, is less than $17.5 million, the Purchase Price will be increased by $0.50 for every such dollar that the taxes asserted against the Purchase Price, as estimated as of the closing, is less than $17.5 million. Affinity Bank will also retain cash to pay for third party costs and expenses incurred after the closing in connection with the subsequent dissolutions of Affinity Bank and Affinity, and an amount mutually agreed upon in connection with federal, state and local income taxes resulting from the Transaction being structured as a purchase and assumption of assets and liabilities.

Following the completion of the Transaction, Affinity and Affinity Bank will settle their remaining obligations, distribute their remaining cash Affinity shareholders and dissolve.

The Agreement contains customary representations and warranties from Affinity, Affinity Bank and APCU, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of Affinity Bank’s business during the interim period between the execution of the Agreement and the closing of the Transaction, (2) Affinity’s obligations to facilitate its shareholders’ consideration of, and voting upon, the Agreement and the Transactions, (3) the recommendation by the board of directors of Affinity in favor of approval of the Agreement and the Transaction by its shareholders, and (4) Affinity Bank’s and Affinity’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the Transaction is subject to certain conditions, including, among others, approval of the Agreement and the Transactions by Affinity’s shareholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Agreement, and the absence of any injunctions or other legal restraints.

The Agreement provides certain termination rights for the parties, and further provides that upon termination of the Agreement under certain circumstances, Affinity will be obligated to pay APCU a termination fee of $6.39 million.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the transaction, unless otherwise specified therein, and (2) were made only as of the date of the Agreement or such other date as is specified in the Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in any public disclosure. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with other factual information regarding Affinity or APCU, their respective affiliates or their respective businesses.

Additional Information About the Transaction

In connection with the proposed transaction, Affinity will distribute a proxy statement to its shareholders in connection with a special meeting of shareholders to be called and held for the purposes of voting on the approval of the transaction and related matters.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS REGARDING THE PROPOSED TRANSACTION, AFFINITY’S SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ITS EXHIBITS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AFFINITY AND THE PROPOSED TRANSACTION.

Copies of the proxy statement will be mailed to all shareholders prior to the special meeting. Affinity shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Affinity, at the Securities and Exchange Commission’s Internet site (www.sec.gov). Affinity shareholders will also be able to obtain these documents, free of charge, from Affinity at https://affinitybankshares.q4ir.com/CorporateProfile/default.aspx.

Affinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Affinity in connection with the special meeting of shareholders. Information about the directors and executive officers of Affinity appears in its proxy statement dated April 12, 2024, for Affinity’s 2024 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of these participants and other persons who may be deemed participants in the proxy solicitation may be obtained by reading the proxy statement for the special meeting of shareholders when it becomes available.

Forward-Looking Statements

This current report contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date made. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the definitive agreement in a timely manner or at all; (2) failure of the shareholders of Affinity to approve the agreement; (3) failure to obtain governmental approvals; (4) changes in estimates with respect to the amount of cash to be received by Affinity Bank and/or to be utilized by Affinity Bank and Affinity following the completion of the proposed transaction, and the resulting amount available for distribution to Affinity shareholders, either in the aggregate or on a per-share basis; (5) disruptions to the parties’ businesses as a result of the announcement and pendency of the transaction; (6) changes in general business, industry or economic conditions or competition; (7) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting credit unions, financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (8) adverse changes or conditions in the capital and financial markets; (9) changes in interest rates or credit availability; (10) the adequacy of loan loss reserves and changes in loan default and charge-off rates; (11) increased competition and its effect on pricing, spending, third-party relationships and revenues; (12) unanticipated regulatory or judicial proceedings and liabilities and other costs; (13) changes in the cost of funds, demand for loan products or demand for financial services; and (14) other economic, competitive, governmental or technological factors affecting operations, markets, products, services and prices.

The foregoing list should not be construed as exhaustive, and APCU and Affinity undertake no obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Item 9.01	Financial Statements and Exhibits

(a)	Exhibits.

Exhibit No.	Exhibit

2.1	Purchase and Assumption Agreement by and among Atlanta Postal Credit Union, Affinity Bancshares, Inc. and Affinity Bank, National Association, dated as of May 30, 2024*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFINITY BANCSHARES, INC.

DATE: June 4, 2024	By:	/s/ Brandi Pajot
Brandi Pajot
Senior Vice President and Chief Financial Officer

Exhibit 2.1

Execution Version

PURCHASE AND ASSUMPTION AGREEMENT

BY AND AMONG

ATLANTA POSTAL CREDIT UNION,

AFFINITY BANCSHARES, INC.,

AND

AFFINITY BANK, NATIONAL ASSOCIATION

MAY 30, 2024

EXHIBITS

Exhibit 2.02(A)	Assignment and Assumption Agreement
Exhibit 3.01	Corporate Warranty Deed
Exhibit 3.02(A)	Bill of Sale and Assignment
Exhibit 3.10	Retirement Account Transfer Agreement
Exhibit 9.02(D)(13)	Limited Power of Attorney
Exhibit 9.02(D)(14)	Non-Solicitation Agreement
Exhibit 9.02(D)(15)	Voting Agreement

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (“Agreement”) is made and entered into as of this 30th day of May, 2024, by and among Affinity Bancshares, Inc., a Maryland corporation (the “Holding Company”) and its wholly owned subsidiary, Affinity Bank, National Association (the “Seller”), a national bank having its home office in Covington, Georgia, and Atlanta Postal Credit Union (“Buyer”), a state chartered credit union organized under the laws of the state of Georgia having its home office in Atlanta, Georgia.

RECITALS

WHEREAS, the Board of Directors of Seller has declared it advisable and in the best interest of the Seller and its sole shareholder, the Holding Company, to sell substantially all of Seller’s assets and transfer substantially all of Seller’s liabilities to Buyer;

WHEREAS, similarly, the Board of the Holding Company has declared it advisable and in the best interest of the Holding Company and its shareholders for the Seller to sell substantially all of Seller’s assets and transfer substantially all of Seller’s liabilities to Buyer;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors of Seller who are holders of shares of the common stock of Holding Company entered into a Voting Agreement, substantially in the form of Exhibit 9.02(D)(15) hereto, dated as of the date hereof, with Buyer, pursuant to which each director agreed, among other things, to vote all shares of common stock of Holding Company owned by such person in favor of the approval of this Agreement and the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, Buyer desires to acquire substantially all of the assets and assume substantially all of the liabilities of Seller;

WHEREAS, applicable provisions of federal law and the regulations of the Office of the Comptroller of the Currency (the “OCC”), the Official Code of Georgia Annotated, including, but not limited to the Financial Institutions Code of Georgia and the Georgia Business Corporation Code, and applicable regulations of the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“GDBF”) allow Seller to sell substantially all of its assets and transfer substantially all of its liabilities to Buyer (the “P&A Transaction”), ; and

WHEREAS, following the consummation of the P&A Transaction, and upon satisfaction of all of Seller’s debts and other obligations, it is the intent of the Holding Company and Seller that Seller will wind up its business and surrender its banking charter, the resulting entity will liquidate and dissolve and distribute all of its remaining assets to Holding Company (the “Bank Dissolution”), and thereafter, Holding Company will liquidate and dissolve upon satisfaction of all of its debts and obligations and distribution of all of its assets to the shareholders of Holding Company (the “Holding Company Dissolution”); provided,that the Bank Dissolution and Holding Company Dissolution may be accomplished by any alternative structure, including a merger of Seller with Holding Company, as Seller and Holding Company may determine, provided that any such structure does not result in an adverse change to the income tax consequences to the Parties to the Transactions contemplated by this Agreement, or materially impede or delay consummation of the P&A Transaction.

NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:

“Account Loans” are those savings account loans and NOW, checking and other transaction account lines of credit associated with Deposits which consist of (a) all account loans secured solely by Deposits, if any, and (b) any overdraft, checking balances or checking account line of credit loan balances, if any.

“Accounts Receivable” means all accounts receivable reflected on Seller’s books and records as of the close of business on the Closing Date.

“Accrued Interest” means (a) with respect to Loans and Liquid Assets interest that is accrued but not credited through the close of business on the Closing Date and (b) with respect to Deposits and FHLB advances interest that is accrued but unposted through the close of business on the Closing Date.

“ACH Items” means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts.

“Acquisition” means (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving Seller or the Holding Company, whether in a transaction or series of transactions, (b) any purchase of any equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a twenty percent (20%) voting or economic interest in either the Holding Company or Seller, or (c) any purchase of assets, securities or ownership interests representing an amount equal to or greater than twenty percent (20%) of the consolidated assets of the Holding Company or Seller, other than the transactions contemplated by this Agreement.

“Acquisition Proposal” means a proposal made by a third party after the date hereof to enter into an Acquisition.

“Affiliate” of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by, or under common control with that party. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (a) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person; (b) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such Person; or (c) the ability to exercise a controlling influence over the management or policies of such Person.

“Allowance” means the specific and general reserves applicable to the Loans as determined by Seller in accordance with applicable regulatory standards and GAAP. Such Allowance as of December 31, 2023, with respect to each Loan is set forth on Section 1.01(a) of the Disclosure Schedule.

“Agricultural Loan” means a Loan secured by farm land (including farm residential and other improvements) or a Loan to finance agricultural production.

“Articles” has the meaning assigned in Section 5.02.

“Assets” means all assets of Seller, including tangible and Intangible Assets, the Leasehold Interests, the Liquid Assets, Seller Real Estate, OREO, Fixed Assets, the Loans, the Loan Documents, the Accounts Receivable, BOLI, the Contracts, the Cash on Hand, the Intellectual Property, the Records, the Safe Deposit Boxes, the Bank Accounts, the Prepaid Expenses, the Other Assets, the Routing and Telephone Numbers, Email Addresses, supplies, inventory, and repossessed collateral, claims, demands, and causes of action by Seller or Holding Company against directors, officers and employees of Seller or Holding Company relating to their acts or omissions occurring on or prior to the Closing Date, but specifically excluding the Excluded Assets. Notwithstanding the foregoing, in no event will “Assets” be deemed to include any assets solely owned by Holding Company and not owned by Seller.

“Auto Receivable” means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile, light-duty vehicle, all-terrain vehicle, boat or motorcycle.

“Bank Accounts” means all of Seller’s deposit accounts, including, without limitation, those for payroll and cashier’s checks, other than the Seller Account.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banks in Atlanta, Georgia are authorized by law or executive order to be closed.

“Business Loan” means a term or revolving Loan to a commercial enterprise secured by personal property, real property, accounts receivable or a mixture of real property, personal property and accounts receivable, or unsecured.

“Buyer” has the meaning assigned in the first paragraph of this Agreement.

“Cash on Hand” means all petty cash, vault cash, ATM cash and teller cash, cash in cash recycling machines, and interactive teller machines, if applicable, located at any branch or other location of the Seller, in an ATM controlled by Seller, or otherwise in transit to or from a branch of the Seller. For purposes of clarity, Cash on Hand shall not include Retained Cash.

“Cause” means any of the following: (a) an employee’s refusal to substantially perform the employee’s material duties or carry out the lawful instructions of Buyer (other than as a result of total or partial incapacity due to physical or mental illness); (b) the conclusive finding of an employee’s fraud or embezzlement of Buyer’s property ; (c) an employee’s material dishonesty in the performance of his or her duties resulting in significant harm to Buyer; (d) an employee’s conviction of a felony under the laws of the United States or any state thereof or, where applicable, any equivalent offense (including a crime subject to a custodial sentence of one year or more) under the laws of the applicable jurisdiction; or (e) an employee’s gross misconduct in connection with the employee’s duties to Buyer which could reasonably be expected to be materially injurious to Buyer.

“Closing” and “Closing Date” have the meanings assigned to them in Section 4.01 of the Agreement.

“Closing Balance Sheet” has the meaning assigned to it in Section 2.03 of the Agreement.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985.

“Code” has the meaning assigned in Section 5.17(a).

“Commercial Mortgage Loan” means a Loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property.

“Construction Loan” means a Loan, the proceeds of which are intended to be used substantially to finance the construction of improvements on real property.

“Contracts” means the service and maintenance agreements, Data Processing Contracts, leases of personal and real property, and any other agreements, licenses and permits to which Seller is a party (including contracts relating to the Safe Deposit Boxes); provided, however, that, for purposes of clarification only, such contracts shall not include the Excluded Contracts.

“Data Processing Contracts” shall mean (a) the contracts by and among the Seller and the contract parties identified on Section 1.01(b) of the Disclosure Schedule, each as amended, and all attachments thereto; and (b) any other contracts for the provision of core processing, data processing or similar or related services.

“Deposit” or “Deposits” means a deposit or deposits as defined in Section 3(l)(1) of the Federal Deposit Insurance Act (“FDIA”) as amended, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances, accounts accessible by negotiable orders of withdrawal (“NOW” accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, other than the Bank Accounts, together with Accrued Interest thereon, if any.

“Disclosure Schedule” has the meaning assigned in the first paragraph of Article V.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, whether or not subject to ERISA, and any other plans, programs, policies, agreements or arrangements that provide compensation or benefits to any present or former employee, officer, director, or partner (or any dependent or beneficiary thereof) of the Seller and its subsidiaries, and (i) that is sponsored or maintained by the Seller and its subsidiaries, (ii) to which the Seller and/or its subsidiaries are parties, or (iii) with respect to which the Seller and/or its subsidiaries has any liability, including, without limitation, any bonus, incentive, deferred compensation, pension, profit-sharing, retirement, vacation, equity or equity-based, severance, termination, employment, change of control, retention, health, retiree health or welfare, life disability accident or other insurance, or other fringe benefit plan, program, policy, agreement or arrangement.

“Employee Pension Benefit Plan” means as defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” means as defined in ERISA Section 3(1).

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.

“Environmental Laws” has the meaning assigned in Section 5.18(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning assigned in Section 2.01(c).

“Excluded Contracts” means (1) any “employee benefit plans” as defined in Section 3(3) of ERISA maintained, administered or contributed to or by Seller, or (2) any employment agreements or change in control agreements to which the Seller is a party, other than the Agreements identified in Section 5.17(c).

“Excluded Liabilities” has the meaning assigned in Section 3.13.

“Fair Market Value” means as to the Liquid Assets of the Seller, the market prices of those bonds and securities as reasonably determined and agreed to by Seller and Buyer as of the Closing Date.

“FDIC” has the meaning assigned in the recitals.

“Fee” has the meaning assigned in Section 10.03.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Fixed Assets” means all furniture, equipment, computers, servers, phone systems, computer wiring, trade fixtures, ATMs, office supplies, sales material, Deposit account forms, Loan forms and all other forms and similar items used in connection with the Seller’s banking business, and all other tangible personal property owned or leased by Seller, located in or upon one of the Seller’s branch offices, loan production offices, or used in the Seller’s business, and described on Section 3.02(b) of the Disclosure Schedule, which describes the Fixed Assets with reasonable particularity, indicates whether each Fixed Asset is owned or leased by Seller, includes the depreciated book value of those Fixed Assets updated as of December 31, 2023.

“Former Seller Employee” has the meaning assigned in Section 8.01(f).

“FRB” means the Board of Governors of the Federal Reserve System/Federal Reserve Bank of Atlanta.

“Funded Liquidation Accounts” has the meaning assigned in Section 7.26.

“GAAP” means generally accepted accounting principles as utilized in the United States and consistently applied by Seller.

“GDBF” has the meaning assigned in the Recitals.

“General Exceptions” has the meaning assigned in Section 5.01.

“Governmental Authority” means the Regulators, any court, and any other administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Materials” has the meaning assigned in Section 5.18(a).

“Home Equity Loan” means a closed-end or revolving Residential Mortgage Loan secured by a Mortgage with no lower priority than a second mortgage priority on the applicable Mortgaged Property.

“Intangible Assets” shall mean goodwill, core deposit intangibles and any other intangible assets.

“Intellectual Property” shall mean all trademarks, trade names, service marks, patents, copyrights, logos and other intellectual property, IP addresses, website domain rights, whether registered, the subject of an application for registration, or unregistered, that are owned by Seller or Holding Company or licensed by Seller or Holding Company from a third party.

“IRA” means Individual Retirement Account.

“IRS” means Internal Revenue Service.

“Law” means any federal, state, or local statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

“Liabilities” means the liabilities defined in Section 2.02 hereof.

“Liquid Assets” means all bonds and other investment securities (including FHLB stock) owned by Seller on the Closing Date, together with Accrued Interest thereon, if any, and including any amounts due to or from brokers or custodians. A list of such bonds and investment securities owned as of December 31, 2023 (including the book value and market value thereof), is set forth in Section 5.06 of the Disclosure Schedule.

“Liquidation Account Participants” has the meaning set forth in the definition of Liquidation Accounts.

“Liquidation Account Value” has the meaning set forth in Section 7.26.

“Liquidation Accounts” means the inchoate interest of certain Seller’s depositors who were members of Affinity Bancshares, MHC, prior to its conversion to stock form (“Liquidation Account Participants”) to receive distributions upon the liquidation of Seller pursuant to applicable Law.

“Loan Debtor” and “Loan Debtors” means an obligor or guarantor, including a third party pledgor, with respect to the Loan Documents relating to a Loan.

“Loan Documents” means, with respect to each Loan, the constituent documents relating thereto, including, without limitation, the loan applications, appraisal reports, title insurance policies, promissory notes, and other evidences of indebtedness, mortgages, deeds of trust, loan agreements, pledge agreements, collateral assignments, security agreements, guarantees, participation agreements, intellectual property security agreements, legal opinions, intercreditor agreements, original stock powers, stock certificates, uniform commercial code financing statements, and all amendments, modifications, supplements, if any, and workout or forbearance agreement, and other information contained in the Loan file.

“Loan” and “Loans” means all the loans owned by Seller, each of which is either an Account Loan, an Agricultural Loan, a Construction Loan, a Residential Mortgage Loan, a Commercial Mortgage Loan, an Auto Receivable, a Business Loan or an Unsecured Loan,, including any unposted or in transit loan credits or debits, and all retained rights of Seller to service previously originated and sold Loans, including any Loans that have been charged off in full against the Allowance prior to the Closing Date. For purposes of this Agreement, Loans shall include any loans in which Seller has sold a participation interest to another third party, as well as participation interests owned by Seller in connection with loans originated by another lender.

“Material Adverse Effect” means any change, event or effect, including pending or anticipated litigation, that is both material and adverse to (a) the financial condition, results of operation, Assets or business of the Seller, or (b) the ability of the Seller or Holding Company to perform its respective obligations under this Agreement; provided, that the following shall not be deemed to have or contribute to, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) the effects of any change attributable to or resulting from changes in political, economic or market conditions or in general levels of interest rates, (ii) changes or events, after the date hereof, affecting the financial services industry generally, (iii) changes or proposed changes after the date hereof in applicable law, (iv) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (v) changes or proposed changes after the date hereof in GAAP or authoritative interpretations thereof or regulatory accounting requirements applicable to banks generally, (vi) employee terminations or resignations after announcement of this Agreement, (vii) the issuance or compliance with any directive or order of any Regulator, (viii) the execution and delivery of this Agreement or any actions taken by Seller pursuant to the terms of this Agreement or with the written consent of Buyer, or (ix) the impact of any natural disaster, including, without limitation, flood, earthquake, hurricane, or tornado.

“Maximum Amount” has the meaning assigned in Section 8.05(b) hereof.

“Mortgage” means a mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan.

“Mortgaged Property” means real property encumbered by a Mortgage.

“Multiemployer Plan” has the meaning as defined in ERISA Section 3(37).

“NCUA” has the meaning assigned in the recitals.

“OCC” has the meaning assigned in the recitals.

“OREO” shall mean other real estate owned by Seller or an affiliate of Seller, as such real estate is classified on the books of Seller, as identified in Section 1.01(d) of the Disclosure Schedule (which shall be updated through the Closing Date).

“Other Assets” means all assets of the Seller at the close of business on the Closing Date not otherwise enumerated herein, other than the Excluded Assets.

“Other Liabilities” means all obligations and liabilities of Seller, and all claims, demands, and causes of action against Seller, in each case whether or not known, whether liquidated or unliquidated, whether absolute or contingent, and whether asserted or unasserted, other than the Excluded Liabilities.

“Party” means each party to this Agreement.

“Permitted Encumbrances” means (a) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the ordinary course of business, (b) Encumbrances for taxes not yet due and payable or that are being contested in good faith (c) minor exceptions or defects in title to real property or recorded easements, rights-of-way, building or use restrictions, covenants or conditions that in each case do not materially impair the intended use or operation thereof, and (d) zoning and similar restrictions on the use of real property.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), Governmental Authority or other entity.

“Plan of Dissolution” shall mean the plan for the purposes of winding up, liquidating and dissolving the Seller to be submitted to the OCC.

“Prepaid Expenses” means the prepaid expenses recorded or reflected on the books of Seller at the close of business on the Closing Date (including, without limitation, prepaid FDIC deposit premiums relating to the Deposits).

“Purchase Price” has the meaning assigned in Section 4.02 hereof.

“Purchase Price Allocation” has the meaning assigned in Section 3.11.

“Real Estate” means the Seller Real Estate and the OREO.

“Records” means (a) all open records and original documents relating to the Loans, Safe Deposit Boxes, the Bank Accounts, the Other Assets, or the Deposits; and (b) an account history of all accounts related to Deposits, Loans, Cash on Hand, Liquid Assets, the Bank Accounts, and Safe Deposit Boxes. Records includes but is not limited to signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Retirement Account agreements, Safe Deposit Box records, computer records, and other records and documents (electronic or otherwise) related to the Assets, the assumed Liabilities, and Seller’s business (other than those relating to the Excluded Assets and the Excluded Liabilities).

“Recurring Debit” means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the Deposit account and the third party receiving the payments directly.

“Regulators” means the FDIC, FRB, GDBF, NCUA and OCC, as applicable.

“Residential Mortgage Loan” means a Loan secured by a Mortgage on one-to four-unit residential real estate.

“Retained Cash” means cash to be retained by Holding Company in the amount of (a) $75,000, the purpose of which is to pay for third party costs and expenses incurred after the Closing in connection with the Bank Dissolution and Holding Company Dissolution and (b) an amount mutually agreed upon by Buyer and Seller in connection with federal, state and local income taxes resulting from the P&A Transaction being structured as a purchase and assumption of the Assets and Liabilities, provided, however, that such amount shall be reduced by the amount of cash and value of other assets less other liabilities at the Holding Company as of Closing. To the extent that any Transaction Expenses cannot be paid by Seller prior to Closing, Retained Cash shall include an amount equal to such unpaid Transaction Expenses.

“Retirement Accounts” means any Deposit account, generally known as IRAs, Keoghs or SEPs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement.

“Return Items” has the meaning assigned in Section 5.13(b)(1).

“Routing and Telephone Numbers, and Email Addresses” means (a) the routing number of the Seller used in connection with Deposits, (b) upon approval from the Board of Governors of the Federal Reserve System (“FRB”) of the transfer of this number to Buyer under the name Atlanta Postal Credit Union, and the telephone and facsimile numbers associated with the Seller and (c) the use and access to all email addresses and email accounts held by Seller.

“Safe Deposit Boxes” means all right, title and interest of Seller in and to any safe deposit business conducted through one of the Seller’s branches as of the close of business on the Closing Date.

“Seller” has the meaning assigned in the introductory paragraph of this Agreement.

“Seller Account” means an account designated by Seller, into which (a) Seller shall deposit the Retained Cash, and (b) Buyer shall by wire transfer of immediately available funds pay the Purchase Price.

“Seller Real Estate” means the real estate, buildings and fixtures owned by Seller as of the date hereof, excluding OREO, described in Section 1.01(e) of the Disclosure Schedule.

“Special Meeting” means the special meeting of the shareholders of Holding Company held for the purpose of voting on this Agreement and consummation of the Transactions.

“Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of Holding Company (after consultation with its outside legal counsel and its independent financial advisor), taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (a) if accepted, is reasonably expected to be completed, and (b) if consummated, is reasonably likely to result in a more favorable transaction than the Transactions for Holding Company and its shareholders and other relevant constituencies.

“Tax” means any (a) tax, charge, fee, levy, penalty or other assessment imposed by any Governmental Authority, including income, franchise, profits, margin, gross margin, capital gains, capital stock, transfer, sales, use, escheat, unclaimed property, abandonment, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, workers compensation, sick pay, disability, registration and other tax, assessment, charge, duty, interest, fee, levy or other similar governmental charge of any kind whatsoever, whether disputed or not, together with any estimated tax, deficiency assessment, addition to tax, charge, duty, levy, penalty and interest thereon; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, information return, claim for refund, statement, or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes.

“Taxpayer Information” has the meaning assigned in Section 11.08.

“TIN” means Taxpayer Identification Number.

“Transactions” shall mean all transactions contemplated by this Agreement, including the P&A Transaction, the Bank Dissolution and the Holding Company Dissolution.

“Transaction Expenses” means the aggregate amount for (a) all of the reasonable, documented, out-of-pocket fees and expenses incurred by Seller in connection with the negotiation and documentation of this Agreement and consummation of the Transactions, including all reasonable, documented, out-of-pocket fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, advisors or accountants (including any brokers’ fees and fees paid to third parties in connection with valuation services related to restrictive covenant agreements), and termination and reasonable deconversion costs mutually agreed to by Buyer and Seller, (b) all stay bonuses paid by Seller in accordance with Section 8.01(f), change of control, termination, phantom equity or similar payments due by Seller to any person under any plan, agreement or arrangement of Seller, which obligation, in each case, is payable or becomes due as a result of the consummation of any of the Transactions or a termination of service in connection with or following a “change in control” of Seller, including all payroll and other taxes that are payable by Seller in connection with the payment of such liability and, for the avoidance of doubt, any severance or similar payments made by Seller to employees of Seller who are not offered employment with Buyer following the Closing Date; (c) the costs and expenses incurred or to be paid by Seller in connection with the transfer or conveyance of the Assets to Buyer, (d) the costs and expenses incurred by Seller in connection with the regulatory and shareholder approval processes related to the Transactions; (e) the trailing liabilities and obligations including termination fees associated with any Contracts or secondary market relationships terminated (or which a notice of termination is sent by Seller) on or prior to the Closing Date.

“Unfunded Commitment” means the commitment of Seller to fund additional advances under any Loan, or under any new unfunded Loan commitment on and after the Closing Date.

“Unsecured Loan” means a loan which is not secured by assets of the Loan Debtor or Loan Debtors or any third party.

“Withholding Obligations” has the meaning assigned in Section 11.03.

“Wrongful Acts” means any intentional misrepresentation to Buyer, fraud of Seller, or other willful misconduct by Seller or Holding Company in connection with this Agreement or the Transactions.

Section 1.02 Knowledge. Whenever any statement in this Agreement or in any list, certificate or other document delivered to any Party pursuant to this Agreement is made with reference to “Knowledge” such knowledge is defined so that, when any statement in this Agreement or in any list, certificate or other document delivered pursuant to this Agreement to any party hereto is made “to the Knowledge” or “to the best Knowledge” or similar phrases, of Seller, Holding Company or Buyer, such Knowledge shall mean facts and other information that are known or should have been known after due inquiry by (i) the directors and executive officers of Seller and Holding Company, or (ii) the directors and executive officers of Buyer, as applicable.

Section 1.03 Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Disclosure Schedule references are to the Articles, Sections, Exhibits and Disclosure Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

TERMS OF PURCHASE AND SALE

Section 2.01 Assets.

(a) Purchase and Sale. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title, and interest in and to the Assets free of all Encumbrances other than Permitted Encumbrances.

(b) Purchase Price.

(i) In consideration for the Seller’s Assets acquired by Buyer under the Agreement, Buyer shall assume the Liabilities (other than the Excluded Liabilities) and pay in cash to Seller at Closing in an amount equal to $22.50 per share of Holding Company stock outstanding as of Closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”); plus

(ii) In accordance with the terms and subject to the conditions of any such option award agreements, at Closing, Buyer shall pay in cash an amount equal to the excess of $22.50 per share over the respective exercise price of the 640,766 shares of stock options outstanding as of Closing with a weighted average exercise price of $12.58 per share (the “Option Consideration”); plus

(iii) In consideration for the satisfaction of Seller’s Liquidation Accounts, Buyer shall pay in cash an amount equal to the final value of the Liquidation Accounts, which as of December 31, 2023 was valued at approximately $14,100,000 (the “Depositor Liquidation Payment”).

(iv) The aggregate amount of the Stock Consideration, the Option Consideration, and the Depositor Liquidation Payment shall be $159,838,000 (the “Purchase Price”), subject to adjustment based on the actual number of shares of Holding Company stock outstanding as of Closing following the termination of the Affinity Bank Employee Stock Ownership Plan, the actual number of Holding Company options outstanding as of the Closing and the value of the Liquidation Accounts as of the Closing, and further subject to adjustment as set forth herein.

(v) In addition to the Purchase Price, Seller shall retain the amount of cash set forth in the definition of Retained Cash. Without limiting the foregoing, the Purchase Price will not be adjusted as the result of the implication of Taxes asserted against the Purchase Price, whether realized by Seller or Holding Company. In addition, in the event the calculation of the Taxes asserted against the Purchase Price, as estimated as of Closing, is less than $17,500,000, the Purchase Price shall be increased by an amount such that the resulting Purchase Price plus Taxes shall have increased by fifty cents ($0.50) for every such dollar that the Taxes asserted against the Purchase Price, as estimated as of Closing and prior to any such increase in Purchase Price, is less than $17,500,000 (an example of such calculation is attached hereto as Section 2.01(b)(v) of the Disclosure Schedule). Prior to Closing, Seller shall provide Buyer with a statement setting forth Seller’s good faith calculation of the Purchase Price (and the tax payment, net of cash and other assets less other liabilities at the Holding Company as of Closing, to be made by Buyer in respect of the double taxation, as well as any increase in the Purchase Price resulting from the calculation of Taxes asserted against the Purchase Price) to be paid by Buyer at Closing, including a calculation of each of the adjustments set forth in Section 2.03(b)(vi) (the “Settlement Statement”). If Buyer disagrees with Seller’s calculations in the Settlement Statement, the parties will cooperate in good faith to agree upon a revised Settlement Statement and the Closing Date shall be postponed until such time as the parties agree upon a revised Settlement Statement.

(vi) In the event that Holding Company permitted or allowed for a distribution or dividend of net income (a “Dividend”) realized by Holding Company during the period commencing from the Effective Date through the Closing Date (“Prohibited Dividend Period”), the Purchase Price shall be reduced on a dollar for dollar basis by an amount equal to the amount of such Dividends actually made by Holding Company to its shareholders during the Prohibited Dividend Period.

(c) Excluded Assets. It is understood and agreed that Seller shall retain, and Buyer shall not acquire, any right or interest in any of the following assets (the “Excluded Assets”): (i) deferred tax assets on the financial books and records of the Seller, (ii) the Retained Cash, (iii) all tax refunds, if any, (iv) claims, demands, and causes of action by Seller against directors, officers and employees of Seller relating to their acts or omissions occurring on or prior to the Closing Date, (v) all books and records related to the Seller’s income taxes, (vi) other than with respect to BOLI, the sponsorship of, and all rights in connection with, and the assets associated with, any Benefit Plan of Seller and any other benefit or compensation plan, program, policy, agreement, or arrangement of any kind (including all assets, trusts, insurance policies and administrative service contracts related thereto) at any time sponsored, maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or under or with respect to which Seller has (or has had) any liability or obligation, including on account of an ERISA Affiliate or on account of Buyer or any of its Affiliates being deemed a successor of the Seller, and (vii) the Funded Liquidation Accounts provided for in Section 7.26. For the avoidance of doubt, all Excluded Contracts shall be retained by Seller and Buyer shall not acquire any right or interest with respect to the Excluded Contracts and assumes no responsibility or liability with respect thereto.

Section 2.02 Liabilities. Subject to the terms and conditions of this Agreement, Buyer, on the Closing Date, shall assume and agree to pay, discharge and perform when lawfully due, the following obligations, debts and liabilities of Seller (the “Liabilities”):

(a) Deposits and Contracts. Each liability for the payment and performance of Seller’s obligations on the Deposits and the Contracts in accordance with the terms of such Deposits and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached to this Agreement as Exhibit 2.02(A);

(b) Assumption of Loans. All obligations and duties of Seller under and pursuant to the Loan Documents as of the Closing Date, including, without limitation, the obligation to fund Unfunded Commitments, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A);

(c) FHLB Advances. All obligations of Seller relating to advances from the FHLB, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A); and

(d) Other Liabilities. All obligations of Seller with respect to the Other Liabilities, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).

(e) Employee Paid Time Off. All liabilities related to accrued vacation or paid time off owing to employees, independent contractors or other persons, including Former Seller Employees.

(f) Other Debt Obligations or Liabilities Assumed. It is understood and agreed that (i) except for the Excluded Liabilities, Buyer shall assume and be liable for any and all of the debts, obligations, liabilities of, and claims, demands and causes of action against, Seller of any kind and nature whatsoever, and (ii) Buyer shall assume and be liable for all termination fees, conversion fees and other fees, expenses and payments required in connection with the assignment or termination of the Data Processing Contracts.

Section 2.03 Closing Balance Sheet.

(a) Not less than five (5) Business Days prior to the month in which the Closing Date occurs, Seller shall deliver to Buyer a balance sheet for the Seller as of the Closing Date reflecting Seller’s good faith estimate of the accounts of Seller as of the Closing Date, prepared in conformity with past practices and policies of Seller and in accordance with GAAP (the “Closing Balance Sheet”). The Closing Balance Sheet shall also include a calculation of Transaction Expenses, estimated as of the Closing. Buyer shall have the opportunity to review the Closing Balance Sheet and related information and, not less than two (2) Business Days prior to the Closing Date, Buyer shall notify Seller of any objections Buyer has to the Closing Balance Sheet. Prior to Closing, Seller and Buyer shall agree upon the information and calculations set forth on the Closing Balance Sheet.

(b) Within fifteen (15) Business Days after the Closing Date, Seller shall deliver to Buyer a final balance sheet (the “Final Balance Sheet”), that shall include appropriate post-closing adjustments based upon actual performance as of the Closing Date and transactions that occurred prior to the Closing Date but that were not reflected in the Closing Balance Sheet, if any. The Final Balance Sheet will also include a calculation of the Transaction Expenses. Buyer shall notify Seller of any disputes with respect to the Final Balance Sheet within five (5) Business Days of Buyer’s receipt thereof.

(c) If Buyer delivers notice of a dispute (a “Dispute Notice”) with respect to the Final Balance Sheet to Seller within seven (7) Business Days of its receipt thereof in accordance with Section 2.03(b) and Buyer and Seller are unable to agree on the Final Balance Sheet within thirty (30) days after the Closing Date, either Buyer or Seller may submit the matter to an independent accounting firm of national standing mutually agreed to by Seller and Buyer

(the “Independent Accounting Firm”); provided, that, if Seller and Buyer cannot mutually agree on the selection of the Independent Accounting Firm, then Seller and Buyer shall each select an independent accounting firm and the accounting firms selected by each of Seller and Buyer shall then mutually select an independent accounting firm of national standing that shall act as the Independent Accounting Firm. The Independent Accounting Firm shall then determine all disputed portions of the Final Balance Sheet in accordance with the terms and conditions of this Agreement, which determination will be final and binding on the Parties, absent manifest error. Buyer and Seller shall bear the percentage of the fees and expenses of the Independent Accounting Firm equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other Party by the Independent Accounting Firm. If Buyer does not timely deliver a Dispute Notice to Seller, then Buyer will be deemed to agree with the Final Balance Sheet provided by Seller. The Final Balance Sheet, as agreed upon by Buyer and Seller or as determined by the Independent Accounting Firm pursuant to this subsection, shall be final and binding upon the Parties.

ARTICLE III

TRANSFER OF ASSETS

Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer, as described in Section 3.01 through Section 3.14 of this Article III:

Section 3.01 The Real Estate. All of Seller’s right, title and interest on the Closing Date in and to (a) the Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all easements associated therewith and (b) real estate leasehold interests arising under lease agreements pertaining to any of Seller’s locations and used in the operation of Seller’s business as of the date hereof described in Section 3.01 of the Disclosure Schedule (the “Leasehold Interests”). Seller shall cause a limited warranty deed in the form of Exhibit 3.01 to be delivered to Buyer on the Closing Date with respect to the Real Estate. All Real Estate shall be delivered to Buyer free and clear of all Encumbrances (except Permitted Encumbrances and other similar restrictions of record which do not have a Material Adverse Effect on the affected parcel of Real Estate).

Section 3.02 Fixed Assets.

(a) All of Seller’s right, title, and interest in and to the Fixed Assets free and clear of all Encumbrances other than rights of lessors under leases. Seller shall cause a Bill of Sale and Assignment of such property in the form of Exhibit 3.02(A) to be delivered to Buyer on the Closing Date to effect such transfer.

(b) Section 3.02(b) of the Disclosure Schedule sets forth the Fixed Assets, including the tangible personal property situated at all Seller locations including furniture, fixtures, equipment, which schedule identifies each item of such personal property with reasonable particularity, and describing any Encumbrances thereon. Seller hereby agrees that the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on Section 3.02(b) of the Disclosure Schedule, ordinary wear and tear excepted, provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller’s sole cost and expense or provide a credit, in an amount mutually agreed to by Seller and Buyer, to the Buyer for such Fixed Asset. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets.

Section 3.03 Loans. Section 3.03 of the Disclosure Schedule sets forth a list of the Loans. All Loans (and related Loan Documents and Seller’s interest in the collateral associated therewith), as of the close of business on the Closing Date, as reflected on the books and records of Seller, including Accrued Interest thereon as of the close of business on the Closing Date, will be assumed by Buyer pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).

Section 3.04 Liquid Assets. All Liquid Assets shall be assigned to Buyer by Seller pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A) as of the close of business on the Closing Date.

Section 3.05 Cash on Hand. All Cash on Hand and any cash located at other Seller locations including in ATM machines as of the close of business on the Closing Date, shall be transferred by Seller pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).

Section 3.06 Records, Routing and Telephone Numbers and Email Addresses. All Records related to the Assets transferred or Liabilities assumed by Buyer hereunder and the Routing and Telephone Numbers as of the close of business on the Closing Date pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A). Further, Seller shall transfer to Buyer all information related to its website domain and related hosting package, all social media accounts, customer email lists, and any marketing related materials, including all log-in credentials for each platform or online directory utilized by Seller for marketing and promotion.

Section 3.07 Contracts and Bank Accounts. All of Seller’s right, title and interest at the close of business on the Closing Date in and to the Contracts and Bank Accounts pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).

Section 3.08 Accounts Receivable. All Accounts Receivable of Seller shall be transferred to Buyer pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).

Section 3.09 Safe Deposit Boxes and Other Assets. All of the Safe Deposit Boxes and Other Assets of Seller shall be transferred to Buyer pursuant to a Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).

Section 3.10 Retirement Accounts. With regard to each Retirement Account all of Seller’s right, title and interest in and to the related plan or trustee arrangement, and in and to all assets held by Seller pursuant thereto, pursuant to the Retirement Account Transfer Agreement attached hereto as Exhibit 3.10. Pursuant to the terms of such Retirement Account Transfer Agreement, Buyer agrees to assume all of the fiduciary and administrative relationships of Seller arising out of any Retirement Accounts assigned to Buyer pursuant to this Section 3.10, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and/or third party administrator and succeed to all such fiduciary and administrative relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred or entered into such fiduciary relationships.

Section 3.11 Allocation. Buyer and Seller agree that the allocation of the Purchase Price will be made based on the relative Fair Market Value of the assets and liabilities acquired, as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to utilize such allocation for federal income tax purposes (the “Purchase Price Allocation”). The Parties shall start the process to complete the Purchase Price Allocation by no later than thirty (30) days after the date of this Agreement. Such Purchase Price Allocation shall be mutually agreed to by Buyer and Seller prior to the Closing Date and will be consistently reflected by each party on their federal income tax returns, if any and similar documents, including, but not limited to, Internal Revenue Service Form 8594. No party shall file any document or assert any position that conflicts or is inconsistent with such Purchase Price Allocation, and each party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the Internal Revenue Service relating to Form 8594. Each party shall cooperate fully with the other in filing Form 8594.

Section 3.12 Destruction of Property. Seller will give Buyer prompt written notice of (a) any material fire or casualty on any of the Assets, and (b) any actual or threatened condemnation of all or any part of any of the Real Estate or Leasehold Interests. In such event, Seller shall (y) assign, transfer and set over unto Buyer all right, title and interest Seller has in and to any condemnation award, casualty award, insurance policy, insurance payment, or any manner of payment whatever in any way related to the condemnation or casualty, and (z) in the event of a casualty, extend Buyer a credit against the Purchase Price in the amount of any deductible carried under any policy of insurance.

Section 3.13 Excluded Liabilities. It is understood and agreed that Buyer shall not assume or be liable for (a) any costs and expenses of Seller relating to the negotiation or consummation of the Transactions, the winding up, liquidation and dissolution of Seller and Holding Company and the preparation and filing of Seller’s final income tax returns, including without limitation, fees and expenses of counsel, accountants or investment bankers, (b) any federal, state, county or local income taxes of Seller, (c) any liabilities of Seller for federal, state, county or local income taxes on the Purchase Price, (d) any liabilities under any Employee Benefit Plan maintained, administered or contributed to by Seller, (e) any liability relating to any Wrongful Acts of Seller; or (f) any liability or obligation under the Excluded

Contracts, as identified on Section 3.13 of the Disclosure Schedule (collectively, the “Excluded Liabilities”). Except as otherwise provided herein, all Excluded Contracts shall be retained by Seller and Buyer assumes no responsibility or liability with respect thereto.

ARTICLE IV

CLOSING

Section 4.01 Closing Date. Subject to the fulfillment or waiver of all the terms and conditions contained in Article IX the consummation of the Transactions shall take place via the electronic exchange and release of signature pages (“Closing”) to be held at a date and time mutually agreeable by the parties; provided, if the parties are unable to agree, the Closing shall be on the latest to occur of (a) the fifth (5th) Business Day or, (b) the first Friday (so long as it is a Business Day) of the calendar month immediately following the fulfillment or waiver of all of the terms and conditions contained in Article IX of this Agreement other than those conditions that by their nature may only be fulfilled on the Closing Date. The date on which the Closing is to be held is herein called the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m. Eastern Time on the Closing Date, and the Seller’s locations will close for business not later than 5:00 p.m. Eastern Time on the Closing Date.

Section 4.02 Purchase Price. The cash amount owed to Seller by Buyer pursuant to Section 2.01(b) will be deposited by Buyer in the Seller Account in immediately available funds on the Closing Date.

Section 4.03 Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Section 9.02(d) of this Agreement, and on the Closing Date, Seller shall deliver possession of the Assets to Buyer.

Section 4.04 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Section 9.01(d) of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDING COMPANY

On or prior to the date hereof, Seller has delivered to Buyer a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s or Holding Company’s covenants contained in Article VII. The mere inclusion of an item in Seller’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception, fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Seller. Any disclosure made with respect to a section of Article V shall be deemed to qualify any other section of Article V if its relevance to the information called for in such section or subsection is reasonably apparent on its face.

Holding Company and Seller represent and warrant to Buyer, as follows:

Section 5.01 Organization and Authority.

(a) Seller is a national bank, validly existing, and in good standing (to the extent applicable) under the laws of the United States with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates. The execution, delivery, and performance by Seller of this Agreement is within its corporate power and have been duly authorized by all necessary corporate action on its part, subject to the approvals referred to in Section 5.02(iv). This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “General Exceptions”).

(b) Holding Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. Holding Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and the applicable regulations and interpretations of regulatory authorities responsible for implementing such statute. The execution, delivery, and performance by Holding Company of this Agreement is within its corporate power and have been duly authorized by all necessary corporate action on its part, subject to the approvals referred to in Section 5.02(iv). This Agreement has been duly executed and delivered by Holding Company and constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 5.02 Conflicts; Consents; Defaults. Neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions will (a) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any order, Law, contract, instrument or commitment to which Seller is a party or by which it is bound, which breach or default would have a Material Adverse Effect on Seller, (b) violate the Articles of Incorporation (the “Articles”) or bylaws of Seller, (c) require any consent, approval, authorization or filing under any Law, judgment, order, writ, decree, permit, license or agreement to which Seller is a party, or (d) require the consent or approval of any other party to any material contract, instrument or commitment to which Seller is a party, in each case other than any required approvals of this Agreement and the Transactions by the Regulators and the shareholders of Seller.

Section 5.03 Financial Information. The Holding Company’s audited consolidated balance sheet as of December 31, 2023 together with the notes thereto, and the Seller’s unaudited balance sheet of Seller as of March 31, 2024, and related unaudited income statement for the three (3) months ending March 31, 2024 (collectively referred to herein as “Seller Financial Statements”), copies of which have been provided to Buyer, have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be disclosed therein, and in the case of interim statements, for the absence of footnotes and normal year-end adjustments) and fairly present, in all material respects, the results of operations of the Seller, as of the dates and for the periods indicated.

Section 5.04 Absence of Changes. No events or transactions have occurred since December 31, 2023 which have resulted in a Material Adverse Effect as to Seller.

Section 5.05 Title to Real Estate.

(a) Seller has good, marketable and insurable title, free and clear of all Encumbrances (except for Permitted Encumbrances and other restrictions which do not have a Material Adverse Effect to the Seller Real Estate). To the Knowledge of Seller, the Seller Real Estate complies in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and to Seller’s Knowledge there are no condemnation proceedings pending or threatened with respect to the Seller Real Estate. Each parcel of Real Estate, the Leasehold Interests, and fixtures located thereon are in good operating condition and repair, subject to normal wear and tear, has no material defects and is in suitable condition for its current use by Seller.

(b) Except as may be set forth in Section 5.05(b) of the Disclosure Schedule, there is no option to purchase, right of first offer, right of first refusal or other provision granting any person any right to acquire any Seller Real Estate.

(c) All certificates of occupancy and all other material permits, consents and certificates required by all Governmental Authorities for Seller to operate at the Seller Real Estate have been issued and paid for, and are in full force and effect; there are no agreements, consent orders, decrees, judgments, licenses, permits, conditions or other directives, issued by a Governmental Authority which requires any change in the present use or operations of Seller at the Seller Real Estate.

(d) There are no defects in the buildings, improvements and structures and fixtures located on or at the Seller Real Estate which would materially impair or impact the conduct of the business by Buyer immediately following the Closing Date. The mechanical, electrical, plumbing, heating, ventilation, air conditioning and other systems servicing the Seller Real Estate are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which could reasonably be expected to materially impair or impact the conduct of the ordinary course of business immediately following the Closing Date.

(e) All utilities currently servicing the Seller Real Estate are installed, connected and operating, with all charges due and owing paid in full. The Seller Real Estate are served by all utilities reasonably required to operate the business in accordance with past practices and there are no inadequacies in any material respect with respect to such utilities, and no fact or condition exists which would result in the termination of or unduly burdensome restriction on the future access from the Seller Real Estate to any presently existing highways or roads adjoining or situated on the Seller Real Estate or to any sewer or other utility facility servicing, adjoining or situated on the Seller Real Estate.

Section 5.06 Title to Assets Other Than Real Estate. Seller is the lawful owner of and has good and marketable title to the Loans, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, the Fixed Assets and the Other Assets owned by it, free and clear of all Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good and marketable title to any Loans, the Fixed Assets owned by it, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, all Records and the Other Assets, free and clear of all Encumbrances, other than Encumbrances in favor of the FHLB or the FRB with respect to certain of the Loans and investment securities. A list of the Liquid Assets of Seller as of March 31, 2024 (including the book value and market value thereof) is set forth in Section 5.06 of the Disclosure Schedule.

Section 5.07 Loans. Section 5.07 of the Disclosure Schedule (a) indicates, with respect to each Loan, whether (i) each Loan is in default or, to Seller’s Knowledge, there is any event applicable to each Loan that, with the giving of notice or the passage of time, would constitute an event of default, or (ii) each Loan is classified by Seller as substandard, doubtful, or loss or is on non-accrual status, pursuant to Seller’s written policies and procedures made available to Buyer; and (b) with respect to Unsecured Loans that are greater than or equal to $25,000, indicates whether such Loan has been charged-off since December 31, 2023, under Seller’s written policies and procedures. Seller has separately provided to Buyer a list of each Loan as with reasonable particularity, including the unpaid principal balance of each Loan and the Unfunded Commitment as of March 31, 2024. Seller represents and warrants as to each Loan that, except as may be set forth in Section 5.07 of the Disclosure Schedule:

(a) Except as set forth in Section 5.07(a) of the Disclosure Schedule, Seller is the sole owner and holder of the Loan and all servicing rights relating thereto. The Loan is not assigned or pledged, and Seller has good and marketable title thereto. Seller has the full right, subject to no interest or participation of, or agreement with, any other party, to sell and assign the Loan to Buyer, free and clear of any right, claim or interest of any person or entity, and such sale and assignment to Buyer will not impair the enforceability of the Loan.

(b) Except for any Unfunded Commitment, the full principal amount of the Loan has been advanced to the Loan Debtor, either by payment direct to him or her, or by payment made on his or her approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each Loan and the amount of the Unfunded Commitment in each case as of March 31, 2024, is as stated on Section 5.07(b) of the Disclosure Schedule.

(c) To Seller’s Knowledge, each of the Loan Documents is genuine, and each is the legal, valid and binding obligation of the maker thereof, subject to the General Exceptions. To the Knowledge of Seller, all parties to the Loan Documents had legal capacity to enter into the Loan Documents, and the Loan Documents have been duly and properly executed by such parties.

(d) All Laws affecting the origination, administration and servicing of the Loans prior to the Closing Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, the Fair Debt Collection Practices Act, the Military Lending Act, the Small Business Act, and equal credit opportunity and disclosure laws, have been complied with in all material respects, except where the failure to do so would not have a Material Adverse Effect. Without limiting the generality of the foregoing, Seller has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to any obligor or guarantor, including a third-party pledgor, with respect to the Loan Documents (as defined below) relating to a Loan (the “Loan Debtor”) under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and prudent loan origination policies and procedures except where the failure to do so would not have a Material Adverse Effect. Section 5.07(d) of the Disclosure Schedule contains a list of all Loans (including outstanding balance, interest rate and collateral) to directors, officers or any other person subject to Regulation O, 12 C.F.R. Part 215, and such Loans are in conformity in all material respects with all regulatory requirements and currently performing.

(e) To Seller’s Knowledge, the Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Documents, except such defenses arising by virtue of the General Exceptions.

(f) Except as set forth on Section 5.07(f) of the Disclosure Schedule, as of the date hereof, (i) no Loan is in payment default, nor, to Seller’s Knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a default; (ii) no Loan is classified as substandard, doubtful, or loss or is on non-accrual status; and (iii) all loans have been graded in accordance with the Seller’s policies and regulatory requirements.

(g) Seller has not (i) modified such Loan in any material respect (ii) waived any material provision of or default under such Loan or the related Loan Documents or (iii) agreed to forebear from exercising its rights at Law or under the applicable Loan Documents with respect to any Loan, except in accordance with its customary loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the Loan Documents.

(h) Seller has taken all commercially reasonable actions to cause each Loan secured by personal property to be perfected by a security interest having first priority or such other priority as is required by the relevant Loan approval report for such Loan including, if necessary, by the filing of Uniform Commercial Code Financing Statements.

(i) To the Seller’s Knowledge, the Loan Debtor is the owner of all collateral for such Loan, free and clear of any Encumbrance except for the security interest in favor of Seller and any other Encumbrance expressly permitted under the relevant loan approval request.

(j) Origination and servicing of all loans issued under the Small Business Administration (the “SBA”) 7a lending program are in material compliance with the specifications, regulations and requirements of the SBA.

Section 5.08 Residential and Commercial Mortgage Loans, Certain Business Loans and Certain Agricultural Loans. Except as set forth in Section 5.08 of the Disclosure Schedule, Seller represents and warrants as to each “Residential Mortgage Loan” (as defined by 15 U.S.C. § 1602(5)), each loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property (“Commercial Mortgage Loan”) and each term or revolving loan to a commercial enterprise secured by personal property or a mixture of real and personal property, or unsecured (“Business Loan”) that is secured in whole or in part by a Mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan that:

(a) The Mortgage is a valid first lien on the Mortgaged Property securing the related Loan (or a subordinate lien if expressly permitted under the relevant Loan approval report), and the Mortgaged Property is free and clear of all Encumbrances having priority over the first lien (or if a junior priority lien, such junior priority lien) (i) has priority over any other lien that is known to Seller, (ii) is not identified in the relevant loan approval as having priority over the junior priority lien, and (iii) was supported by a sufficient equity pursuant to Seller’s applicable underwriting standards at the time such Home Equity Loan was originated) of the Mortgage, except for Permitted Encumbrances, and, in the case of a Home Equity Loan or a Mortgage securing a guarantee of a Business Loan, the permitted lien of the senior mortgage or deed of trust.

(b) To Seller’s Knowledge, the Mortgage contains customary provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by the power of sale for mortgage foreclosure or judicial foreclosure.

(c) Except as set forth in the Loan Documents, all of which actions were taken in the ordinary course of business, Seller has not (i) satisfied, canceled, or subordinated the Loan in whole or in part; (ii) released the Mortgaged Property, in whole or in part, from the Encumbrance granted by the Mortgage; or (iii) executed any instrument of release, cancellation, forbearance, modification, or satisfaction.

(d) To Seller’s Knowledge, all taxes, government assessments, insurance premiums, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid. Except as set forth in the Loan Documents, Seller has not advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Loan Debtor.

(e) To Seller’s Knowledge, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and no Mortgaged Property is materially damaged by waste, earth movement, fire, flood, windstorm, earthquake, or other casualty.

(f) To Seller’s Knowledge, (i) the Mortgaged Property is free and clear of all mechanics’ liens or liens in the nature thereof, and (ii) no rights are outstanding that under law could give rise to any such Encumbrance.

(g) To Seller’s Knowledge, (i) all of the improvements which are included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and (ii) no improvements on adjoining properties encroach upon the Mortgaged Property, except as allowed by the Seller’s written underwriting guidelines provided to Buyer.

(h) The Loan meets, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury, and the Loan is not usurious.

(i) Each Loan for which private mortgage insurance was required by Seller under its underwriting guidelines is insured by a reputable private mortgage insurance company; each such insurance policy is in full force and effect; and all premiums due thereunder have been paid.

(j) No claims have been made under any Lender’s Title Insurance Policy respecting any of the Mortgaged Property, and, to Seller’s Knowledge, Seller has not done, by act or omission, anything which would impair the coverage of any such Lender’s Title insurance Policy.

(k) Except as set forth in Section 5.08(k) of the Disclosure Schedule, to Seller’s Knowledge, there is in force for each Loan, a hazard insurance policy, including, to the extent required by applicable law, flood insurance, meeting the specifications of Federal National Mortgage Association (“FNMA”)/ Federal Home Loan Mortgage Corporation (“FHLMC”) in the case of a Residential Mortgage Loan (other than Home Equity Loans and business purpose Residential Mortgage Loans). All such insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. Where applicable, the Mortgage obligates the Loan Debtor thereunder to maintain the hazard insurance policy at the Loan Debtor’s cost and expense and, on the Loan Debtor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Loan Debtor’s cost and expense, and to seek reimbursement therefor from the Loan Debtor. Seller has not engaged in, and has no Knowledge of the Loan Debtor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either.

(l) Except as set forth on Section 5.08(l) of the Disclosure Schedule as to each Residential Mortgage Loan, the Mortgaged Property consists of a one- to four-family (including condominium or planned unit development projects that meet FNMA/FHLMC guidelines as warranted by Seller), owner-occupied primary residence, second home or investment property.

(m) Except for any Loan that only represents a participation interest, the Loan was originated and underwritten in the ordinary course of Seller’s business and by an authorized employee of Seller. Any Loan that only represents a participation interest was underwritten in Seller’s ordinary course of business by an authorized employee of Seller. Each Loan that only represents a participation interest is set forth on Section 5.08(m) of the Disclosure Schedule. All loan participations sold by the Seller qualify as a sale of a participating interest in accordance with GAAP.

(n) All appraisals have been ordered, performed and rendered in all material respects in accordance with the requirements of the underwriting guidelines of Seller and in compliance, in all material respects, with all laws and regulations then in effect relating and applicable to the origination of Loans, which requirements include, without limitation, requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals.

(o) To Seller’s Knowledge, no Mortgaged Property is in violation of any Environmental Law.

(p) None of the Commercial Mortgage Loans or Business Loans are intended to meet the guidelines or specifications of FNMA or FHLMC.

(q) Neither (i) the information presented as factual concerning the income, employment, credit standing, purchase price and other terms of sale, payment history or source of funds submitted to Seller for the purpose of making the Loan, nor (ii) the information presented as factual in the appraisal with respect to the Mortgaged Property, contained, to Seller’s Knowledge, any material omission or misstatement or other material discrepancy at the time the information was obtained by Seller.

Section 5.09 Auto Receivables. Seller represents and warrants to Buyer as to any Auto Receivable that except as set forth on Section 5.09 of the Disclosure Schedule, with respect to any Auto Receivable held by Seller:

(a) To Seller’s Knowledge, the Auto Receivable represents a bona fide sale or finance of the vehicle described therein to the vehicle purchaser or owner for the amount set forth therein;

(b) To Seller’s Knowledge, the vehicle described in the Auto Receivable has been delivered to and accepted by the vehicle purchaser and such acceptance shall not have been revoked;

(c) The security interest created by the Auto Receivable is a valid first lien in the motor vehicle covered by the Auto Receivable and all action has been taken to create and perfect such lien in such motor vehicle within such time following the date of the Auto Receivable as will afford first priority status;

(d) To Seller’s Knowledge, the down payment relating to such Auto Receivable has been paid in full by the vehicle purchaser in cash and/or trade as shown in such Auto Receivable, and no part of the down payment consisted of notes or postdated checks;

(e) To Seller’s Knowledge, the statements made by the vehicle purchaser or owner and the information submitted by the vehicle purchaser or owner in connection with the Auto Receivable are accurate and complete in all material respects;

(f) Seller has no Knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle, or the Loan Debtor that could reasonably be expected to have a Material Adverse Effect on Seller’s security interest granted in respect of; and

(g) Each Auto Receivable complies, in all material respects, with all applicable provisions of laws and regulation which are applicable to the transaction represented by the Auto Receivable.

Section 5.10 Unsecured Loans. Except as set forth on Section 5.10 of the Disclosure Schedule, no Unsecured Loan in an amount of $25,000 or more has been charged-off under Seller’s normal procedures since December 31, 2023.

Section 5.11 Allowance. The Allowance shown on the Seller Financial Statements as of December 31, 2023 with respect to the Loans is as of such date adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP.

Section 5.12 Investments. Except for investments pledged to secure FHLB or FRB advances or public deposits, none of the investments reflected in the Seller Financial Statements as of December 31, 2023, and none of the investments made by Seller since December 31, 2023, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Seller to dispose freely of such investment at any time and each of such investments complies with regulatory requirements concerning such investments.

Section 5.13 Deposits.

(a) Seller has made available (or will make available) to Buyer an accurate and complete copy of the current account forms for all Deposit products offered by Seller. Except as listed in Section 5.13 of the Disclosure Schedule, all the accounts related to the Deposits are in material compliance with all applicable Laws, and were originated in material compliance with all applicable Laws.

(b) Section 5.13(b) of the Disclosure Schedule sets forth the Deposits prepared as of March 31, 2024 (which shall be updated through the Closing Date), listing by category and the amount of such Deposits, together with the amount of Accrued Interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits without restriction. As of the date hereof, with respect to the Deposits:

(1) Subject to items returned without payment in full (“Return Items”), all interest accrued or accruing on the Deposits has been properly credited thereto and properly reflected on Seller’s books of account in all material respects, and Seller is not in material default in the payment of any thereof;

(2) Subject to Return Items, Seller has timely paid and performed in all material respects all of its obligations and liabilities relating to the Deposits as and when the same have become due and payable;

(3) Seller has, in all material respects, administered all of the Deposits in accordance with applicable fiduciary duties and good and sound financial practices and procedures, and properly made all appropriate credits and debits thereto; and

(4) None of the Deposits are subject to any Encumbrances or any legal restraint or other legal process, other than Loans, customary court orders, levies, and garnishments affecting the depositors, and control agreements for secured parties, all of which Encumbrances (other than Loans, Permitted Encumbrances, customary court orders, levies, garnishments and control agreements) are described on Section 5.13(b) of the Disclosure Schedule.

Section 5.14 Contracts. All of the Contracts of Seller are set forth on Section 5.14 of the Disclosure Schedule. The Contracts constitute the legal, valid and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by General Exceptions). Seller is not in default under any of the Contracts and, to the Knowledge of Seller, no other party to any of the Contracts is in default thereunder. Except as set forth on Section 5.14 of the Disclosure Schedule, each of the Contracts may be assigned to Buyer by Seller without the approval or consent of any other Person. Seller has delivered to Buyer true and correct copies of each of the Contracts and all attachments and addenda thereto. Section 5.14 of the Disclosure Schedule lists or describes the following:

(a) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Seller (other than customary FHLB or FRB borrowings);

(b) Each guaranty by Seller of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Seller in the ordinary course of its business) or any warranty or indemnification agreement;

(c) Each lease or license with respect to personal property involving an annual amount in excess of $25,000;

(d) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Seller not referred to elsewhere in this Section which (i) involves payment by Seller (other than as disbursement of Loan proceeds to customers) of more than $25,000 annually or $50,000 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Seller; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

(e) Each agreement or contract (i) relating to the licensing of any Intellectual Property Right other than standard non-exclusive off-the-shelf software licenses for commercially available, unmodified software under standard shrink wrap agreements and for an annual, aggregate fee, royalty, or other consideration for such license is no more than $25,000 and used solely for the Seller Parties’ internal use, (ii) affecting Seller’s ability to use, disclose or enforce any Intellectual Property Right (including concurrent use agreements, settlement agreements, and covenant not to sue agreements), or (iii) any agreements related to the development or co-development of Seller intellectual property.

(f) Final and complete copies of each document, plan or contract listed and described in Section 5.14 of the Disclosure Schedule pursuant to this Section 5.14 have been provided to Buyer (collectively, the “Specified Contracts”). All material terms and provisions of each oral Specified Contract are described in Section 5.14(f) of the Disclosure Schedule. Except as set forth on in Section 5.14 of the Disclosure Schedule, Seller is not in default in any material respect, nor has any event occurred that with the giving of notice or the passage of time or both would constitute a default in any material respect by Seller or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or, or by another party under, or in any manner release any party thereto from any obligation under, any Specified Contract and, to Seller’s Knowledge, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller under, or in any manner release any party thereto from any obligation under any such Specified Contract, except for such defaults which would not have a Material Adverse Effect on Seller. There are no renegotiations or outstanding rights to negotiate any amounts to be paid or payable to or by Seller under any Specified Contract required to be set forth Section 5.14 of the Disclosure Schedule other than with respect to non-material amounts in the ordinary course of business, and no person has made a written demand for such negotiations.

Section 5.15 Tax Matters.

(a) Seller has filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Seller is not (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes. To Seller’s Knowledge, Seller is not the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the audited financial statements of Seller for the year ended December 31, 2023, is, in the opinion of management of Seller, adequate to cover all of the tax liabilities of Seller (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

(b) All income and other material Tax Returns required to be filed by Seller and the Holding Company for any taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”) have been, or will be, timely filed with the appropriate Governmental Authority. All income and other material Taxes due and owing by Seller and the Holding Company (whether or not shown on any Tax Return) have been, or will be, timely paid to the appropriate Governmental Authorities. No claim has been made in writing by any Governmental Authority in a jurisdiction where neither Seller nor the Holding Company files Tax Returns that Seller or the Holding

Company, as applicable, is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) on or encumbering any of the Transferred Assets of Seller or the Holding Company.

(c) Each of Seller and the Holding Company has, or will have prior to Closing, withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with information reporting and backup withholding provisions of applicable law.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller or Holding Company. Neither Seller nor Holding Company has agreed to any extension of time for an assessment or deficiency related to Taxes. All deficiencies asserted, or assessments made, in writing against Seller or Holding Company as a result of any examinations by any Governmental Authority have been, or will be, fully and timely paid. Neither Seller nor Holding Company is a party to any action by any Governmental Authority with respect to Taxes, and there are no pending or, to the Knowledge of Seller or Holding Company, actions threatened in writing against the Seller by any Governmental Authority.

(e) Neither Seller nor Holding Company is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(f) Neither Seller nor Holding Company is, nor has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax law).

(g) None of the Transferred Assets of Seller or the Holding Company is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code; (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code; (iii) directly or indirectly securing any debt the interest on which is tax-exempt under Section 103(a) of the Code; (iv) an interest in a partnership (including any entity treated as a partnership for federal income tax purposes); (v) other than the stock of Seller wholly owned by the Holding Company, an interest in a corporation (including any entity treated as an association taxable as a corporation for federal income tax purposes); or (vi) an interest in an entity treated as a disregarded entity for federal income tax purposes (within the meaning of Treasury Regulations Section 301.7701-3).

(h) Except as set forth in Section 5.15(h) of the Disclosure Schedule, neither Seller nor Holding Company is a party to or bound by any Tax allocation, Tax sharing agreement, Tax indemnity or similar contract or arrangement.

(i) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Seller or Holding Company.

Section 5.16 Employee Matters.

(a) Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of the Seller, and to the Knowledge of the Seller, there is no present effort nor existing proposal to attempt to unionize any group of employees of the Seller.

(b) (i) Seller is and, during the past five years, has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and the Seller is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting Seller; (iv) Seller has not experienced any work stoppage or other such labor difficulty during the past five years; (v) to Seller’s Knowledge, Seller has not been notified or has reason to believe that a U.S. Equal Employment Opportunity Commission complaint has been or will be filed; and (vi) to Seller’s Knowledge, Seller has not been notified or has reasonable basis to believe that a U.S. Department of Labor complaint, proceeding, or action has been filed or is pending.

(c) Seller has separately provided to Buyer the name, annual salary and primary department assignment as of March 31, 2024, of each employee of Seller and any employment or consulting agreement or arrangement with respect to each such person.

(d) Except as set forth on Section 5.16(d) of the Disclosure Schedule, since December 31, 2023, there has not been any litigation, charge, petition, or complaint, including any action by a Governmental Authority, relating to, any written allegation of or relating to, or to the Seller’s Knowledge, any unwritten allegation of or relating to, unfair labor practices, discrimination, retaliation, sexual harassment, other unlawful harassment, sexual misconduct, violation of any other Law with respect to employment, or breach of any Selling Party’s policy relating to the foregoing, in each case involving any current or former employee, director, officer or independent contractor (in relation to his or her work for a Selling Party) of any Selling Party, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Seller’s Knowledge, has any such litigation, charge, petition, complaint, settlement or other arrangement been threatened. To the Seller’s Knowledge, there are no consensual or non-consensual sexual relationships between any legal or beneficial owner, officer or supervisor-level employee of any Selling Party, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand. To the Seller’s Knowledge, there has been no internal complaint or report of discrimination or harassment (including sexual harassment) made by an employee of any Selling Party during the twelve months prior to the Closing Date

(e) Other than in the ordinary course of business, and except as may be set forth on Section 5.16(e) of the Disclosure Schedule, since December 31, 2023, no employee layoff, facility closure (whether voluntary or by Law) which has not since been re-opened, reduction-in-force, furlough, material work schedule change, or reduction in salary or wages affecting employees of Seller has occurred or is currently contemplated, planned or announced, including as a result of any Law, directive, guidelines or recommendations by any Governmental Authority.

Section 5.17 Employee Benefit Plans.

(a) Section 5.17(a) of the Disclosure Schedule includes a complete and correct list of each Employee Benefit Plan. Seller has delivered or made available to Buyer true and complete copies of the following with respect to each Employee Benefit Plan: (i) a copy of Seller’s current employee policy manual, (ii) copies of each Employee Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Employee Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents related to each Employee Benefit Plan.

(b) Except as set forth in Section 5.17(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Employee Benefit Plan or any other increase in the liabilities of Seller or Holding Company under any Employee Benefit Plan set forth on Section 5.17(b) of the Disclosure Schedule. Except as set forth in Section 5.17(b) of the Disclosure Schedule, no Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Employee Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c) Neither Seller nor any Seller ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) except as set forth on Section 5.17(c) of the Disclosure Schedule, any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Employee Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Employee Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Seller nor any of the Seller ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth on Section 5.17(c) of the Disclosure Schedule, neither Seller nor any of the Seller ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Employee Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d) Each Employee Benefit Plan established, operated, administered, funded, contributed to, or required to be contributed to, by or to which Seller has any current or potential liability of Seller (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

(e) All premiums or other payments due for all periods ending on or before the Closing Date have been paid or will be paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(f) Each Employee Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms, ERISA, the Code and other applicable law.

(g) All of Seller’s Bank Owned Life Insurance (collectively, “BOLI”) and annuity policies set forth on Section 5.17(g) of the Disclosure Schedule are fully paid, with no further premium payments due or owing, and are assignable to Buyer.

(h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the regulations thereunder) meets, and has been operated in good faith in accordance with, the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) of the Code, and no assets of the Company Group have been directly or indirectly set aside in a trust or other arrangement described in Section 409A(b)(1) of the Code or are, or have been, subject to a “financial health” trigger described in Section 409A(b)(2) of the Code.

(i) To the Knowledge of Seller, no facts or circumstances exist that could, directly or indirectly, subject Buyer or any of its direct or indirect Affiliates (as the purchaser or acquirer of the Assets or as a “successor employer”) or any of their respective assets to any lien, tax, penalty or other liability of any nature with respect to any employee benefit plan, including any Multiemployer Plan.

(j) Except for the employment agreements set forth on Section 5.17(j) of the Disclosure Schedules, Seller is not a party to or bound by any employment, change in control or similar type agreement with any employee or service provider.

Section 5.18 Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Seller has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act, which pertain to Hazardous Materials; and “Hazardous Materials” means (i) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (ii) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any person.

(b) To the Knowledge of Seller, (i) Seller and the Seller Real Estate (including real estate serving as collateral) are in material compliance with applicable Environmental Laws, (ii) during the past five (5) years, there has been no release of Hazardous Materials at or affecting the Seller Real Estate or, since Seller took possession of the property, any OREO, in each case which has given or reasonably would be expected to give rise to liability of Seller in excess of $75,000; and (iii) no Seller Real Estate or any OREO is currently listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws. To the Knowledge of Seller, after reasonable investigation, Seller has not received any notice from any person or entity that Seller is or was in violation of any Environmental Law or that Seller is responsible (or potentially responsible) for the cleanup or other remediation of any Hazardous Materials at, on or beneath any such property.

(c) Seller shall make available to Buyer copies of any environmental reports it has obtained or received with respect to Seller Real Estate and the OREO within ten (10) Business Days after the date hereof. Buyer, in its discretion, within thirty (30) days after the date hereof, may order a Phase I and/or Phase II environmental report with respect to any Seller Real Estate or OREO; provided, however, that no such reports may be requested with respect to single family non-agricultural property of one acre or less unless Buyer has a good faith reason to believe that such property might contain Hazardous Materials. All costs of any Phase I investigation and any Phase II investigation or environmental report requested pursuant to this Section 5.18 shall be at Buyer’s sole cost and expense. Buyer does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation and to indemnify Seller from and against any losses or expenses related to third party claims resulting from Buyer’s environmental inspection.

Section 5.19 No Undisclosed Liabilities. Seller does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and, to the Knowledge of Seller, there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability) required in accordance with GAAP to be reflected in a balance sheet of Seller or the notes thereto, except (i) for liabilities set forth or reserved against in the Seller Financial Statements as of December 31, 2023, (ii) for liabilities occurring in the ordinary course of business of Seller since December 31, 2023, and (iii) for liabilities relating to the possible sale of Seller or other transactions contemplated by this Agreement.

Section 5.20 Litigation. Except as set forth in Section 5.20 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against Seller or to the Knowledge of Seller threatened against Seller, before any court or arbitrator or any governmental body, agency, or official involving a monetary claim for $25,000 or more or equitable relief (i.e., specific performance or injunctive relief).

Section 5.21 Performance of Obligations. Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts, the Deposits, and the Loan Documents, and Seller is not in material default under, and, to Seller’s Knowledge, no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any such agreements or arrangements.

Section 5.22 Compliance with Law. Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and has conducted its business in compliance in all material respects with all applicable Laws.

Section 5.23 Brokerage. Except as set forth in Section 5.23 of the. Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Seller.

Section 5.24 Interim Events. Except as set forth on Section 5.24 of the Disclosure Schedule, since December 31, 2023 to the date of this Agreement, Seller has not paid or declared any dividend or made any other distribution to its shareholders or taken any other action which if taken after the date of this Agreement would require the prior written consent of Buyer under Section 7.05 hereof.

Section 5.25 Records. The Records to be delivered to Buyer under Section 3.06 of this Agreement are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business. Seller shall not retain any Records except for (a) those Records necessary for the disposition of its charter post-Closing and the Bank Dissolution the Holding Company Dissolution or as otherwise provided for in this Agreement, and (b) as may be required by applicable law.

Section 5.26 Community Reinvestment Act. Seller received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 5.27 Insurance. All material insurable properties owned or held by Seller are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size. Section 5.27 of the Disclosure Schedule sets forth, for each material policy of insurance maintained by Seller the amount and type of insurance, the name of the insurer and the amount of the annual premium. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect. To Seller’s Knowledge, no event has occurred which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination thereunder, or in any manner release any party thereto from any obligation under any insurance policy maintained by or on behalf of Seller.

Section 5.28 Regulatory Enforcement Matters. Except as may be disclosed in Section 5.28 of the Disclosure Schedule or in connection with communications and/or actions that constitute “confidential supervisory information,” Seller is not subject to, and has received no notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other Governmental Authority having supervisory or regulatory authority with respect to Seller, except as may not result in a Material Adverse Effect on Seller.

Section 5.29 Regulatory Approvals. The information furnished or to be furnished by Seller for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be accurate and complete as of the date so furnished. There are no facts regarding Seller known to the Seller which Seller has not disclosed to Buyer in writing, which, insofar as Seller can now reasonably foresee, may have a Material Adverse Effect on the ability of Buyer or Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 5.30 Representations Regarding Financial Condition.

(a) Seller is not entering into this Agreement in an effort to hinder, delay or defraud its creditors.

(b) Seller is not insolvent.

(c) Seller has no intention to file proceedings for bankruptcy, insolvency or any similar proceeding for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets prior to the Closing.

Section 5.31 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND THE EXHIBITS, DISCLOSURE SCHEDULE, AGREEMENTS AND DOCUMENTS CONTEMPLATED BY THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY BUYER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

Section 5.32 Money Service Businesses. Except as set forth in Section 5.32 of the Disclosure Schedule, Seller represents and warrants that it has no customers that would meet the definition of a Money Service Business (See, 31 CFR 1010.100(ff)) as of the date of Closing.

Section 5.33 Disclosure. No representation or warranty contained in this Article V and no statement or information relating to Seller or any Assets or Liabilities contained in (i) this Agreement (including the Disclosure Schedule and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

Section 5.34 No Participation Loans. Section 5.34 of the Disclosure Schedule fully describes all outstanding Loans in which Seller participates with other parties either as the originating lender or otherwise and, except as disclosed in Section 5.34 of the Disclosure Schedule, to Seller’s Knowledge, Seller has no obligation as originating lender to repurchase any participation interest in such Loans and Seller shall not repurchase any such Loan participations prior to the Closing Date, in each case except as specifically required by the terms of the applicable loan participation agreement, and Seller shall notify Buyer prior to making any such repurchase(s).

Section 5.35 Transaction Expenses. Section 5.35 of the Disclosure Schedule sets forth an estimate of the Transaction Expenses, as determined in good faith by Seller as of the date of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

On or prior to the date hereof, Buyer has delivered to Seller a schedule (“Buyer Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision of this Agreement or (ii) as an exception to one or more representations or warranties contained in this Article VI or to one or more of Buyer’s covenants contained in Article VII. Except as otherwise specified herein, the reports provided with the Buyer Schedules are prepared as of the date indicated thereon.

Except as disclosed in the Buyer Schedules, as of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller and Holding Company as follows:

Section 6.01 Organization and Authority. Buyer is a Georgia state chartered credit union (federally insured by the NCUA) duly organized, validly existing, and in good standing (to the extent applicable) under the laws of the State of Georgia with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and/or operates. At the Effective Time, Buyer will have full corporate power and authority to hold all of the Assets and Liabilities (assuming all consents and approvals contemplated by this Agreement are obtained at or prior to the Effective Time). The execution, delivery, and performance by Buyer of this Agreement are within Buyer’s corporate power, and have been duly authorized by all necessary corporate action on its part, subject to any required approvals of this Agreement and the Transactions by the Regulators. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 6.02 Conflicts; Defaults. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions will (a) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Law,, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (b) violate the creation documents or bylaws of Buyer, or (c) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, in each case, other than any required approvals of this Agreement and the Transactions by the Regulators and the shareholders of Seller. Buyer is not subject to any agreement or understanding with any regulatory authority which would prevent or adversely affect the consummation by Buyer of the transactions contemplated by this Agreement.

Section 6.03 Litigation. There is no action, suit, proceeding or investigation pending against Buyer, or to the Knowledge of Buyer, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which alone or in the aggregate would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could have a material adverse effect on the financial condition of Buyer. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 6.04 Employee Benefit Plans. Each Buyer Employee Benefit Plan of Buyer established, operated, administered, funded, contributed to, or required to be contributed to, by or to which Buyer has any current or potential liability of Buyer (and each related trust, insurance contract, or fund) materially complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

Section 6.05 Regulatory Approvals. The information furnished or to be furnished by Buyer for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be accurate and complete as of the date so furnished. Except as set forth in Section 6.04 of the Disclosure Schedule, there are no facts known to Buyer which, insofar as Buyer can now reasonably foresee, may have a Material Adverse Effect on the ability of Buyer or Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 6.06 Financial Ability. Buyer has the financial ability to pay the Purchase Price for the Assets and assume the Liabilities as provided in this Agreement and will be “well capitalized” under NCUA and GDBF regulations at the Closing Date upon consummation of the Transactions contemplated by this Agreement.

Section 6.07 Financial Information. The audited consolidated balance sheet of Buyer as of December 31, 2023, and the related audited consolidated income statement for the year ended December 31, 2023, together with the notes thereto, have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations of Buyer as of the dates and for the periods indicated.

Section 6.08 Disclosure. No representation or warranty contained in this Article VI and no statement or information relating to Buyer contained in (i) this Agreement (including the Buyer Schedules and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VII

COVENANTS

Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and shall cooperate fully with the other party hereto to that end.

Section 7.02 Shareholder Approval.

(a) The Holding Company agrees to take, in accordance with applicable law and its Articles of Incorporation and bylaws, all action necessary to convene the Special Meeting as soon as reasonably practicable following the date of this Agreement, but in no event later than ninety (90) days following the date hereof, to consider and vote upon the approval and/or adoption of this Agreement and the Transactions. The Board of Directors of the Holding Company has determined that it is in the best interest of the Holding Company and its shareholders to recommend that the shareholders approve this Agreement and the Transactions and, unless, after having consulted with and considered the advice of outside counsel and its financial adviser, it has determined in good faith that to do so would be inconsistent with the duties of directors under Maryland law, will recommend approval of the Agreement and the Transactions to the shareholders of Holding Company. Except as provided in this Section 7.02, the Holding Company’s Board of Directors will not adversely change its recommendation to the shareholders of the Holding Company and will take any other action required to the extent consistent with the duties of directors under Georgia law, to permit and cause consummation of the Transactions.

(b) The Seller agrees to take, in accordance with applicable law and its Articles and bylaws, all action necessary to solicit and obtain the approval and/or adoption of this Agreement and the Transactions from the sole shareholder of Seller as soon as reasonably practicable following the date of this Agreement but in no event later than ninety (90) days following the date hereof. The Board of Directors of Seller has determined that it is in the best interest of Seller and its sole shareholder to recommend that the Holding Company, as the sole shareholder of Seller, approve this Agreement and the Transactions, unless, after having consulted with and considered the advice of outside counsel and its financial adviser, it has determined in good faith that to do so would be inconsistent with the duties of directors under Maryland law. Except as provided in this Section 7.02, Seller’s Board of Directors will not adversely change its recommendation to Seller’s sole shareholder and will take any other action required to the extent consistent with the duties of directors under Maryland law, to permit and cause consummation of the Transactions.

Section 7.03 Press Releases. Each of Buyer and Seller agrees that it will not, without the prior approval of the other party (which approval shall not be unnecessarily withheld, conditioned or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that such party determines, after consultation with outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement). In addition, and without limiting the foregoing, all responses to media inquiries and other media outreach, written or otherwise, made with respect to this Agreement and the Transactions shall be made, with respect to Buyer, solely by the President/CEO, and, with respect to Seller, solely by the Chief Executive Officer. Seller and Buyer shall inform all of their respective agents, officers, directors and employees of this requirement.

Section 7.04 Access to Records and Information; Personnel; Customers.

(a) Upon reasonable advance notice by Buyer to the Chief Executive Officer or Chief Financial Officer of Seller, Seller shall afford to the officers and authorized representatives of Buyer full access during regular business hours to the office, properties, books, contracts, commitments and records of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire of the Deposits, Assets, Liabilities and the operations of the Seller’s locations; provided, however, that Seller shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or would result in the waiver by Seller of the privilege protecting communications between it and any of its counsel, or which would violate banking laws and regulations; provided, further, that such access and investigations shall not interfere with the normal business activities and operation of the Seller’s locations. The officers of Seller shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of Seller as Buyer shall from time to time reasonably request in accordance with this Section 7.04(a). Seller shall consent, upon reasonable advance notice, to the review by the officers and authorized representatives of Buyer of the reports and working papers of Seller’s independent auditors (upon reasonable advance notice to such auditors).

(b) After the receipt of all regulatory approvals and the approval of this Agreement and the Transactions by the shareholders of Holding Company, and in accordance with applicable Law, Buyer may, at its own expense, be entitled to deliver information, brochures, bulletins, press releases, and other communications to depositors, borrowers and other customers of Seller concerning the Transactions and concerning the business and operations of Buyer; provided, however, that Seller must approve any such written communications before they are sent, which approval shall not be unreasonably withheld or delayed. Communications may be sent prior to regulatory approvals upon the consent of both Buyer and Seller.

(c) After the execution of this Agreement, the Seller and Buyer shall begin working together on the system conversion process. Seller will provide access to the necessary data and information to allow for a conversion to occur as soon as practicable following the Closing Date. Any expenses that Seller agrees to incur in connection with the conversion process that are not repaid by Buyer prior to Closing will be treated as a Transaction Expense.

(d) On a monthly basis or as frequently as they are available following the date hereof and through the Closing Date, and subject to applicable Law, Seller shall provide information to Buyer in a format reasonably acceptable to Buyer concerning the status of the following matters:

(1) Any communication from or contacts by any Regulator concerning any regulatory matters affecting Seller as to which such Regulator has jurisdiction, unless, in the reasonable judgment of Seller’s counsel, such disclosure would violate any banking laws or regulators or the Regulator objects to any such disclosure;

(2) Current information on the quality and performance of the Loans including information on the status of any delinquencies, non-performing Loans, OREO, new Loans, information concerning refinancings and payments made on such Loans, and information indicating that any of the representations and warranties relating to the Loans in Section 5.07, Section 5.08 or Section 5.09 are no longer accurate in all material respects; and

(3) Information concerning the total Deposits and by deposit product, their weighted average interest rate.

Within fifteen (15) days following the close of each month between the date hereof and the Closing Date, Seller shall provide Buyer with unaudited financial statements of Seller for such month prepared in accordance with Seller’s current internal practices.

From the date of this Agreement to the Closing Date, Seller will cause one or more of Seller’s designated representatives to confer or correspond on a regular basis, but no less frequently than monthly, with the Chief Executive Officer of Buyer (or his designees) to report the general status of the ongoing operations of Seller.

Section 7.05 Operation in Ordinary Course. From the date hereof to the Closing Date, Seller shall, except as provided in this Agreement: (a) not engage in any transaction affecting the Seller’s locations, the Deposits, the Liabilities, or the Assets except in the ordinary course of business, and shall operate and manage its business in the ordinary course consistent with past practices; (b) use commercially reasonable efforts to maintain the Seller’s locations in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; (d) use commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees and preserve its present relationships with persons having business dealings with it, including customers, clients and suppliers; (e) provide Buyer with prompt written notice of any action, suit, proceeding or investigation instituted or threatened against Seller or Holding Company and (f) use reasonable best efforts to duly maintain compliance with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not, unless required by any Regulator or with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed and provided however, if consent is withheld, Buyer must notify Seller in writing within three (3) Business Days of the request or such inaction shall be considered the equivalent of prior written consent:

(a) fail to maintain the Fixed Assets and Real Estate in their present state of repair, order and condition, reasonable wear and tear and casualty excepted;

(b) fail to maintain its financial books, accounts and records in accordance with GAAP;

(c) fail to charge off assets in accordance with Seller’s existing policies or practices;

(d) fail to comply, in all material respects, with all applicable laws and regulations relating to its operations;

(e) except as may be disclosed in Section 7.05(e) of the Disclosure Schedule, authorize or enter into any contract, allow any contract with automatic renewal provisions to renew if such renewal would exceed one (1)

year from such renewal, or amend, modify or supplement any contract relating to or affecting its operations or involving any of the Assets or Liabilities which obligates Seller to expend $50,000 or more;

(f) take any action, or enter into or authorize any transaction, other than in the ordinary course of business and consistent with past practice, relating to or affecting its operations or involving any of the Assets or Liabilities;

(g) knowingly and voluntarily doing any act which, or knowingly and voluntarily omitting to do any act the omission of which, likely would result in a breach of any material contract, commitment or obligation of Seller;

(h) make any changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Assets or Liabilities, except in accordance with GAAP and regulatory requirements;

(i) enter into or renew any Data Processing Contract;

(j) engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

(k) make any new Loan in the amount of $1,000,000 or more, or any extension of credit that would bring the aggregate credit relationship with such customer in excess of $1,000,000, whether secured or unsecured, except after delivering to Buyer written notice, including a complete loan package for such Loan, in a form consistent with the Seller’s policies and practice, at least two (2) Business Days prior to the origination of such Loan, and such Loan shall be made in the ordinary course of business consistent with prudent banking practices, the Seller’s current loan policies and underwriting and applicable rules and regulations of applicable Governmental Authorities with respect to the amount, term, security and quality of such borrower or borrower’s credit;

(l) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with its employees and customers;

(m) transfer, assign, encumber, or otherwise dispose of, or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Assets except in the ordinary course of business or as set forth in Section 7.05(m) of the Disclosure Schedule;

(n) invest in any Fixed Assets or improvements in excess of $25,000 individually or $50,000 in the aggregate, except for (i) commitments previously disclosed to Buyer in writing, (ii) commitments made on or before the date of this Agreement for replacements of furniture, furnishings and equipment, normal maintenance and refurbishing that are purchased or made in the ordinary course of business and (iii) expenditures for emergency and casualty repairs and replacements;

(o) except as may be disclosed in Section 7.05(o) of the Disclosure Schedule increase or agree to increase the salary, remuneration, or compensation, including the issuance of any new restricted stock awards or equity grants, creation of any new employee benefit programs or the modification to any existing employee benefit programs of its employees or pay or agree to pay any uncommitted bonus to any such employees, other than routine increases and bonuses in the ordinary course of business in conformity with past custom and practice; provided, however, that any increase in salary, other than in connection with promotions or change in function of existing employees in the ordinary course of business, shall not exceed 3% in the aggregate, except that no grants or issuances of restricted stock awards or equity grants shall be permitted unless otherwise specifically approved;

(p) except as may be disclosed in Section 7.05(p) of the Disclosure Schedule, except as expressly provided for elsewhere in this Agreement, pay incentive compensation to employees for purposes of retaining their services or maintaining Deposit levels through the Closing Date;

(q) enter into any new employment agreements with employees of Seller or any consulting or similar agreements with directors of Seller; provided, however, that Seller shall be permitted to engage the assistance of temporary or contract employees, to the extent Seller deems necessary, to assist Seller in the performance of its obligations under this Agreement;

(r) fail to use its commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it;

(s) amend or modify any of its promotional, Deposit account or other practices, other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions of this Agreement;

(t) fail to maintain Deposit rates substantially in accord with past standards and practices, provided, however, Seller may increase deposit rates consistent with safe and sound banking practice;

(u) change or amend its schedules or policies relating to service charges or service fees;

(v) fail to comply in all material respects with the Contracts;

(w) except in the ordinary course of business (including creation of deposit liabilities, enter into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit), borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit; provided, however, the Seller shall not take any FHLB advances other than overnight or other short-term (less than 90 days) advances, which shall not exceed 10% of the total assets of Seller in the aggregate without the prior approval of Buyer;

(x) purchase or otherwise acquire any investment security for its own account except for obligations of the government of the United States or agencies of the United States having maturities of not more than two (2) years;

(y) except as required by applicable law or regulation: (i) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(z) settle or compromise, or offer or propose to settle or compromise, (i) any proceeding involving or against Seller, other than any settlement or compromise solely for monetary relief of not more than $50,000 individually or $150,000 in the aggregate and that does not involve any equitable relief or limitations on the conduct of Seller and which does not include any findings of fact or admission of culpability or wrongdoing by Seller, or (ii) any proceeding that relates to the Transactions;

(aa) make or change any material tax election, change an annual tax accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes,

(bb) enter into any Contract (conditional or otherwise) to do any of the foregoing; or

(cc) make any adjustments to the Allowance or voluntarily take any action that would change Seller’s loan loss reserves, other than such adjustments or actions as are in compliance with Seller’s past practices consistently applied and in compliance with GAAP. The Seller will continue to fund the Allowance as needed, consistent with GAAP and regulatory requirements. The Seller will make full or partial charge offs of loans deemed uncollectible as required by GAAP or regulatory requirements.

Section 7.06 Acquisition Proposals. Seller and Holding Company agree that they shall not, and shall cause their officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to an Acquisition; provided, however, that if Holding Company is not otherwise in violation of this Section 7.06, Holding Company’s Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if Holding Company’s Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to provide information or to engage in any such negotiations or discussions could be inconsistent with the duties of directors under Maryland law. Holding Company shall promptly (within two (2) Business Days) advise Buyer following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Buyer of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

Section 7.07 Regulatory Applications and Third-Party Consents. As promptly as practicable after the date of this Agreement, but no later than thirty (30) days after the date hereof, Buyer and Seller shall file all applications, filings, notices, consents, permits, requests, or registrations required to obtain authorizations of any Regulator. No less than thirty (30) days prior to the anticipated Closing Date, Seller shall undertake all commercially reasonable acts to obtain the consents of all third parties necessary to consummate the Transactions. Buyer and Seller will use their commercially reasonable efforts to obtain such authorizations from the Regulators and consents from third parties as promptly as practicable and will consult with one another with respect to the obtaining of all such authorizations and consents necessary or advisable to consummate the Transactions. Seller and Buyer agree to use their commercially reasonable efforts to cooperate in connection with obtaining such authorizations and consents. Each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. Copies of applications and correspondence of each party with its Regulators shall be promptly provided to the other party. Each of Buyer and Seller agrees, upon request, to furnish the other party with all non-confidential information concerning itself and its respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Buyer or Seller to any third party or the Regulator.

Section 7.08 Title Insurance and Surveys. Seller shall make available to Buyer prior to the Closing Date copies of its most recent owner’s closing title insurance policy, binder or abstract and any surveys on each parcel of the Seller Real Estate, or such other evidence of title reasonably acceptable to Buyer. Seller shall also provide to Buyer updated title reports, abstracts or surveys on such Seller Real Estate at the Closing, as Buyer shall reasonably request. Buyer shall pay the costs of any such updated reports, abstracts or surveys.

Section 7.09 Further Assurances.

(a) On and after the Closing Date, Seller shall (i) give such further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate effectively to vest in Buyer full, legal, and equitable title to the Assets, and (ii) use its reasonable best efforts to assist Buyer in the orderly transfer of the Assets and Deposits being acquired by Buyer.

(b) The parties agree to send promptly to the other parties hereto, at Buyer’s expense, any payments, documents or instruments a party receives after the Closing which belongs to another party.

Section 7.10 Payment of Items. From and after the Closing Date, Buyer agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn items, including ACHs, checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, liabilities and obligations with respect to the Deposits to the extent such duties, liabilities or obligations occur following the Closing.

Section 7.11 Close of Business on Closing Date. On the Closing Date, Seller shall close the Seller’s locations for business not later than 5:00 p.m., whereupon representatives of Buyer shall have access to the Seller’s locations, under the supervision of representatives of Seller, to verify Seller’s provision to Buyer of the Records.

Section 7.12 Supplemental Information; Disclosure Supplements. From time to time during the period ending two (2) Business Days prior to the Closing, Seller will promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which would render inaccurate in any material respect any of the representations, warranties or statements set forth in this Agreement. From time to time during the period ending two (2) Business Days prior to the Closing, Seller will promptly supplement or amend the exhibits and schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such exhibit or schedule or which is necessary to correct any information in such exhibit or schedule that has been rendered inaccurate thereby.

Section 7.13 Confidentiality of Records. Buyer, Holding Company, Seller and their respective authorized agents and representatives shall receive and treat all Records, documents and information obtained pursuant to any provision of this Agreement as confidential to the extent required by, and in accordance with, the provisions of the confidentiality agreement, entered into as of December 4, 2023, by and among Seller, Holding Company and Buyer (the “Confidentiality Agreement”).

Section 7.14 Installation/Conversion of Signage/Equipment. Prior to Closing and after the receipt of all regulatory approvals and the approval of this Agreement and the Transactions by the shareholders of the Holding Company, at times mutually agreeable to Buyer and Seller, Buyer may, at Buyer’s sole expense, install teller equipment, platform equipment, security equipment, computers, and signage at the Seller’s locations, and Seller shall cooperate with Buyer in connection with such installation; provided, however, that (i) such installation shall not interfere with the normal business activities and operation of the Seller’s locations; (ii) no such signage shall be installed at the Seller’s locations more than five (5) Business Days before the Closing Date; and (iii) Buyer’s name as appearing on any such signage shall be covered by an opaque covering material until after the close of business on the Closing Date. If the transactions contemplated by this Agreement are not completed, the signage will be restored to its original condition and Buyer will pay for the cost of such restoration.

Section 7.15 Seller Activities After Closing. After Closing, Seller may no longer accept any deposits or make any new loans, and shall limit its business activities to those related to the winding-down of Seller’s business.

Section 7.16 Charter Termination. Seller shall take the following actions as soon as possible after the Closing:

(a) Seller shall surrender its original charter to the OCC for cancellation.

(b) Seller shall terminate its FDIC insurance.

(c) Seller shall dissolve in accordance with the Plan of Dissolution.

Section 7.17 Interest Rates. Seller agrees not to increase or decrease the rate of interest paid by Seller on any Deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices.

Section 7.18 Maintenance of Records by Buyer. Buyer agrees that it shall maintain, preserve and safely keep, for a minimum period of three years or the minimum period required by applicable regulations, whichever is longer, all of the Records for the benefit of itself, the Seller, and that it shall permit the Seller or their representatives, at any reasonable time and at the expense of the Seller, to inspect, make extracts from or copies of any such Records as such parties shall deem reasonably necessary. In addition to the Records, Buyer agrees to maintain and provide access to, in the same manner agreed to for the Records, for a minimum period of six (6) years following the date Holding Company makes a final distribution of assets to its stockholders or the minimum period required by applicable law and regulations, whichever is longer, all of the Additional Records for the benefit of Holding Company and Seller. Buyer agrees that, during the period from the Closing Date until twelve (12) months after the Closing Date, Seller and/or Holding Company employees and consultants shall be permitted to use Buyer office space and equipment to perform such duties for Seller and Holding Company as may be necessary for Seller and Holding Company to complete the liquidation of the Seller and dissolution and winding up of Holding Company. Buyer also agrees to assist the Seller and Holding Company in distributing the Liquidation Account to Liquidation Account participants who maintain deposits at Buyer following the Transaction, including through the distribution of funds by ACH.

Section 7.19 Board and Committee Meetings. In order to provide for a smooth transition after the Closing and for Buyer to monitor the compliance by Seller with the provisions of this Agreement, Seller agrees to provide Buyer with advance notice of all of Seller’s board, directors’ loan committee and its asset and liability committee meetings. To the extent permissible under applicable Law and except to the extent (a) objected to by state or federal regulatory agencies, (b) in connection with any lawfully invoked privilege, the disclosure could result in a waiver of the Seller’s attorney-client privilege, (c) the Seller’s Board of Directors will be discussing this Agreement or the transactions contemplated by this Agreement, or (d) the matter relates to any Acquisition Proposal, Seller shall provide Buyer with copies of minutes and consents from all meetings of its board of directors, directors’ loan committee and asset and liability committee no later than seven (7) days after such minutes are approved in final form. Buyer agrees to hold in confidence all such information.

Section 7.20 Cooperation on Conversion of Systems. Seller agrees to commence immediately using its commercially reasonable best efforts to ensure an orderly transfer of information, processes, systems and data to Buyer and to otherwise assist Buyer in facilitating the conversion of all of Seller’s systems into or to conform with, Buyer’s systems so that, as of the Closing, the systems of Seller are readily convertible to Buyer’s systems to the fullest extent possible without actually converting them prior to Closing.

Section 7.21 Par Value. Seller’s Loan Debtors and any other customers without a minimum of $1.00 in a Deposit account, on the Closing Date, must have a minimum deposit of $1.00 at Buyer on the Closing Date in order to satisfy Buyer’s membership requirements. Buyer agrees to open a General Ledger account for any Loan Debtor or other customers who do not have a Deposit balance of at least $1.00 in Seller on the Closing Date (which Deposit account will be assumed by Buyer) and to fund such new General Ledger account with a $1.00 deposit, in compliance with its policies and applicable law.

Section 7.22 Updates and Notification.

(a) From and after the date hereof to the Closing Date, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that does or could reasonably be expected to cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become inaccurate, misleading, incomplete or untrue in any material respect as of the Closing Date, such Party shall promptly give detailed written notice thereof to the other Party and use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Party. In addition, as applicable, from and after the date hereof to the Closing Date, and at and as of the Closing Date, each Party shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering written updates (“Disclosure Schedule Updates”) to the other Party, with respect to any matter hereafter arising and not disclosed herein or in the Disclosure Schedules that would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. A matter identified in a Disclosure Schedule Update that causes any warranty or representation to be breached shall not cure or be deemed to cure such breach.

(b) Seller’s disclosure of a matter in the Disclosure Schedule, including, without limitation, the disclosure of a pending litigation matter, regulatory proceeding, governmental audit or investigation or potential environmental condition, shall not prevent any future adverse development that may occur with respect to such matter from being a breach of the warranties and representations contained in Article V or in the Disclosure Schedule or a Seller Material Adverse Effect.

(c) Buyer’s disclosure of a matter in the Buyer Schedules shall not prevent any future adverse development that may occur with respect to such matter from being a breach of the warranties and representations contained in Article V or in the Buyer Schedules.

Section 7.23 Non-Solicitation. For so long as the Seller and Holding Company are in existence (but in any event no longer than two (2) years following the Closing Date), Seller and Holding Company shall not, and shall not permit any of its officers, directors, or affiliates on behalf of Seller or Holding Company to, solicit (a) solicit, on behalf of Seller or Holding Company, customers whose Deposits are assumed pursuant to this Agreement or whose Loans are acquired by Buyer under this Agreement for any banking business, or (b) engage, on behalf of Seller or Holding Company, in deposit taking activities within 50 miles of any office of Seller as of the date of Closing. Further, for two

(2) years following the Closing Date, Seller and Holding Company shall not, nor shall any of its officers or directors solicit, on behalf of Seller or Holding Company, any Former Seller Employee who is then employed by Buyer to work for Seller or Holding Company, or any such officer or director; provided, however, that non-directed job postings or advertisements shall not be deemed a solicitation for purposes of this Section 7.23.

Section 7.24 Municipal Accounts. Except as set forth in Section 7.24 of the Disclosure Schedule, from and after the Effective Date, the Seller shall not open any new Deposits or accept additional public funds accounts from a depositor that is a municipality or other governmental agency.

Section 7.25 Delivery of Fixed Assets. Seller hereby agrees that (a) the personal property owned by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02(b) of the Disclosure Schedule that are identified as being owned by Seller, and (b) the personal property leased by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02(b) of the Disclosure Schedule that are identified as being leased by Seller, in each case, ordinary wear and tear and casualty events excepted, and in the case of leased personal property, the expiration of any leases. Seller shall assign to Buyer any manufacturer or supplier warranty covering any Fixed Asset.

Section 7.26 Liquidation Accounts. Seller shall consult with the Regulators to determine the amount required to be held in the Liquidation Accounts and any required distributions from the Liquidation Accounts. Prior to or on the Closing Date, Seller shall inform Buyer of the contingent liability associated with the Liquidation Accounts as of the most recent practicable date, as estimated by Seller in good faith (the “Liquidation Account Value”). Holding Company, Seller and Buyer agree to cooperate and to take all actions required by the Regulators with respect to the Liquidation Accounts to complete the Transactions in an efficient manner. If the Liquidation Accounts may be assumed by Buyer, Buyer will assume Seller’s obligations under the Liquidation Accounts. If the applicable Regulators direct that Seller liquidate and make distributions to depositors from the Liquidation Accounts, Seller shall set aside cash for the purpose of paying to depositors the Liquidation Account Value in designated Bank Accounts (the “Funded Liquidation Accounts”); provided, however, that such amounts will not be deducted from the Purchase Price. In such case, the Funded Liquidation Accounts shall be deemed an “Excluded Asset” for purposes of this Agreement and Seller shall (a) take all commercially reasonable actions to ensure that the Funded Liquidation Accounts are distributed as soon as practicable following the Closing and (b) appoint the Holding Company as the sole party responsible for communications with any third parties relating to the distribution of the Funded Liquidation Accounts. If Buyer assumes Seller’s obligations under the Liquidation Accounts, Buyer will take all actions necessary and appropriate to evidence its assumption of the Liquidation Accounts if so required, including, without limitation, making any required charter amendments.

Section 7.27 SBA Consent. As soon as practicable following the receipt of all necessary regulatory approvals for consummation of the Transactions, Seller shall submit a request to the SBA for the SBA’s prior written consent to sell and transfer the Loans of Seller subject to the SBA’s 7(a) loan program to Buyer in conformity with the provisions of 13 C.F.R. 120.432 and other applicable laws and regulations governing the SBA’s 7(a) loan program. Buyer and Seller shall each cooperate and use their respective commercially reasonable efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals, and authorizations of all third parties and governmental authorities, including, without limitation, the SBA, necessary to consummate the sale and transfer of the Loans of Seller subject to the SBA’s 7(a) loan program as provided herein and (b) to comply with the terms and conditions of such permits, consents, approvals, and authorizations

ARTICLE VIII

EMPLOYEES AND DIRECTORS

Section 8.01 Employees.

(a) Buyer will offer similar salaries, duties and benefits as are available to similarly situated employees of Buyer, to those employees of Seller who Buyer elects to hire and who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and Buyer’s employment needs. Seller will give Buyer a reasonable opportunity to interview the employees, provided such interviews do not interfere with the normal business operations of Seller in any material respect.

(b) Buyer shall assume and honor all of Seller’s obligations under COBRA or any applicable state law to those employees of Seller who Buyer elects to hire with respect to continuation of healthcare coverage following the Closing Date and Seller’s obligations under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(c) Before Closing, with Seller’s prior consent (which consent shall not be unreasonably withheld), Buyer may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who accept an offer of employment from Buyer; provided, however, that such training and other programs shall not interfere with or prevent the performance of the normal business operations of Seller in any material respects.

(d) This Section 8.01 shall not confer any rights or benefits on any person other than Buyer and Seller, or their respective successors and assigns, either as a third-party beneficiary or otherwise.

(e) If any employee of Seller is not hired by Buyer or Buyer terminates the employment of any employee of Seller within twelve (12) months after the Closing for any reason other than for Cause, and such employee was not entitled to any consideration resulting from the consummation of the Transactions pursuant to an employment agreement or change in control agreement, Buyer will pay a severance amount to such employee equal two (2) weeks of such employee’s base salary or weekly wages, as applicable, for each completed year of service as an employee of Seller with a minimum severance of four (4) weeks of base salary or weekly wages and a maximum severance of twenty-six (26) weeks of base salary or weekly wages. The severance payments provided by this Section 8.01(e) shall not apply to any Seller employee with an employment agreement or a change in control payment applicable to them prior to the Closing Date.

(f) As agreed to by Buyer and Seller, between the date of this Agreement and the Closing, Seller may pay the “stay bonuses” to employees of Seller as set forth in Section 8.01(f) of the Disclosure Schedule to ensure an orderly and successful transition of the business of Seller and the Assets to Buyer. The amount and timing of any stay bonus paid to any employee shall be mutually agreed upon by Seller and Buyer, and shall take into account and be intended to comply with, or be exempt from, the provisions of Section 409A of the Code. Upon the mutual agreement of Buyer and Seller as to the structure of the stay bonuses, the aggregate amount of such stay bonuses shall be paid by Buyer to Seller (or directly to such employees) prior to Closing.

(g) Buyer agrees that those employees of Seller who become employees of Buyer on the Closing Date (“Former Seller Employees”), while they remain employees of Buyer after the Closing Date will be provided with benefits under Buyer’s health and welfare, dental and vision insurance, life insurance, short term and long term disability, retirement savings, profit sharing and all other employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer to similarly situated employees of Buyer. At the Closing Date, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer in which Former Seller Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Closing Date:

(1) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Seller as if such service were with Buyer;

(2) Former Seller Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer in which they are eligible to participate and may commence participation in such plans on the Closing Date;

(3) for purposes of determining the entitlement of Former Seller Employees to sick leave and vacation pay following the Closing Date, the service of such employees with Seller shall be treated as if such service were with Buyer;

(4) Former Seller Employees are first eligible to participate and will commence participating in Buyer’s qualified retirement plans on the first business day following the Closing Date to avoid a gap in coverage;

provided, however, (i) Former Seller Employees with less than one (1) year tenure with the Seller as of the Closing Date will not be eligible to participate in Buyer’s qualified retirement plans until they have achieved, in the aggregate tenure with Buyer and Seller, one (1) year of service, and (ii) the Former Seller Employees with less than one (1) year tenure with Seller as of the Closing Date will not be eligible to participate on Buyer’s qualified retirement plans until the first day of the next calendar quarter after their respective eligibility date; and

(5) Former Seller Employees are entitled to earn, accrue, and carry over paid time off pursuant to the applicable policies of Buyer, with prior service with Seller being deemed to be service with Buyer for such purposes.

(h) Employment Contracts and Employee Benefit Plans. Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with:

(1) any consulting contract, collective bargaining agreement, supplemental employee retirement plan, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses (other than bonuses to the extent accrued on the Seller Financial Statements), or other forms of incentive compensation or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller; or

(2) any Employee Benefit Plan as maintained, administered, or contributed to by Seller and covering any employees.

Section 8.02 Other Employee Benefit Matters.

(a) Seller shall take all appropriate action to terminate Seller’s 401(k) and Employee Stock Ownership Plans (“Seller’s Qualified Plans”) as of immediately prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section will require Seller to cause the final dissolution and liquidation of Seller’s Qualified Plans prior to the Closing Date. Buyer and Seller shall take such actions prior to the Closing Date as may be reasonably necessary to enable the employees of Seller after the Closing Date to transfer the amount credited to their accounts under the Seller’s Qualified Plans through rollover contributions into either a qualified defined contribution plan of Buyer or a separate third party individual retirement account, or to take distributions from the Seller’s Qualified Plans.

(b) Buyer and Seller shall take such actions between the date of this Agreement and the Closing Date, as may be reasonably necessary, to pay a stay/retention bonus after the Closing to those Former Seller Employees in an aggregate amount as set forth in Section 8.02(b) and as otherwise agreed upon by Buyer and Seller, which shall be in addition to any severance payment such Former Seller Employee shall otherwise be entitled to pursuant to this Agreement. The Parties shall coordinate with each other as to the issuance of any incentive payment to Former Seller Employees or Seller’s employees that would be in the best interest of Buyer and Seller.

(c) Section 8.02(c) of the Disclosure Schedule lists the estimated change in control payments that will be made by Seller under the agreements identified in Section 8.02(c) of the Disclosure Schedule of this Agreement immediately prior to the Closing.

(d) Immediately prior to Closing, Seller shall take any and all actions necessary to terminate the agreements identified in Section 8.02(c) of the Disclosure Schedule and pay any change in control and severance amounts described therein in single lump sum payments as of or immediately prior to the Closing Date.

Section 8.03 Employee Documents. Within fifteen (15) Business Days of the date of this Agreement, Seller shall provide Buyer with access to employees at the Seller’s locations. Upon receipt of the written consent of each employee, Buyer will be granted access to that employee’s personnel files (or copies thereof) but excluding any medical or health related information; provided, that such access to employees shall not interfere with the normal business activities and operation of the Seller’s locations.

Section 8.04 Directors and Officer Insurance Coverage.

(a) Buyer agrees to provide each officer of Seller who it hires as an officer after the Closing Date substantially the same insurance coverage against personal liability for actions taken after the Closing Date as is provided to current officers of Buyer.

(b) Following the Closing Date, Buyer shall indemnify and hold harmless Holding Company, Seller, and the Indemnified Individuals (as defined below) against all claims, liabilities, costs, and expenses related to the Liabilities assumed by Buyer pursuant to this Agreement, whether prior to or after the Closing Date.

(c) For a period of six (6) years after the Closing Date, Buyer shall indemnify, defend and hold harmless: each person entitled to indemnification from Seller and/or Holding Company immediately prior to the Closing Date (including current and past directors and officers) (the “Indemnified Individuals”) against any and all claims, liability, costs and expenses arising out of actions or omissions occurring at or prior to the Closing Date (including, without limitation, the Transactions and, with respect to Transactions or portions thereof that occur after the Closing Date, without regard to the fact that actions related to such Transactions or portions thereof occur after the Closing Date) to the fullest extent which Seller or the Holding Company, as the case may be, would have been permitted under any applicable law and its Articles and bylaws (and Buyer shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(d) Buyer shall purchase for a period of six (6) years following the Closing Date, at Buyer’s expense, so long as the annual premium or premiums does not exceed 150% of the annual premium payments on the current policies, as in effect as of the date of this Agreement (the “Maximum Amount”), and Buyer shall cause to be maintained in effect for such six (6) year period, for the benefit of the Holding Company, Seller and the Indemnified Individuals prior to the Closing Date, a tail policy or policies providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance policies in effect as of the Closing Date. If such tail coverage cannot be purchased for the Maximum Amount described above, Buyer shall obtain, in consultation with Seller, as much comparable insurance as is available for such Maximum Amount. In the event the insurer declines to provide the tail policy prior to the Closing Date, or after the Closing Date terminates the tail policy, Buyer shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, Buyer shall obtain the best coverage available, as determined in the reasonable judgment of Seller or Buyer, as applicable, for a cost up to but not exceeding the Maximum Amount. Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this subsection (d), Buyer will be obligated to indemnify the Indemnified Individuals in accordance with subsection (c) above.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to the Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller to consummate the Transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Performance. Each of the acts and undertakings and covenants of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties; Covenants. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not have a Material Adverse Effect on Buyer. Buyer shall have performed or complied, in all material respects, with all covenants, agreements and obligations contained in this Agreement and the other Transaction Documents to which it is a party to be performed or complied with at or prior to the Closing.

(c) Material Adverse Effect. Between the date of this Agreement and the Closing, Buyer shall not have experienced a Material Adverse Effect.

(d) Documents. Seller shall have received the following documents from Buyer:

(1) An executed copy of the Assignment and Assumption Agreement substantially in the form of Exhibit 2.02(A) hereto.

(2) Resolutions of Buyer’s Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions.

(3) A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.

(4) A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 9.01(a), Section 9.01(b) and Section 9.01(c) of this Agreement have been fulfilled.

(5) An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.11.

(6) Such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable for transferring to Buyer the obligation to pay the Deposit liabilities and otherwise perform Seller’s obligations that are being transferred to Buyer pursuant to this Agreement or consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to counsel for Seller.

(e) Purchase Price. Seller shall have received the Purchase Price in immediately available funds deposited in the Seller Account.

Section 9.02 Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Performance. Each of the acts and undertakings and covenants of Seller to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties; Covenants. The representations and warranties of Seller contained in Article V of this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not have a Material Adverse Effect on Seller. Seller and Holding Company (to the extent applicable) shall have performed or complied, in all material respects, with all covenants, agreements and obligations contained in this Agreement and the other Transaction Documents to which they are parties to be performed or complied with at or prior to the Closing.

(c) No Material Adverse Effect. Between the date of this Agreement and the Closing, Seller shall not have experienced a Material Adverse Effect.

(d) Documents. Buyer shall have received the following documents from Seller:

(1) A duly executed recordable Limited Warranty Deed, substantially in the form set forth in Exhibit 3 hereto, conveying title to the Real Estate, an affidavit of Seller stating that the Real Estate is not encumbered or subject to any liens (except for such encumbrances and liens disclosed to, and approved by, Buyer), a Vendor’s Affidavit, and updated title reports with respect to the Real Estate, if requested by Buyer as provided in Section 7.08.

(2) An executed Assignment and Assumption Agreement in the form of Exhibit 2.02(A) hereto.

(3) An executed Bill of Sale and Assignment in the form of Exhibit 3.02(A) hereto.

(4) Resolutions of Seller’s Board of Directors, certified by the Secretary or Assistant Secretary of Seller, authorizing the execution and delivery of this Agreement and the consummation of the Transactions and resolutions of Seller’s shareholders approving this Agreement and the Transactions.

(5) A certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers.

(6) A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) of this Agreement have been satisfied.

(7) A final customer list as set forth in Section 11.06(a) of this Agreement.

(8) An affidavit of non-foreign status as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

(9) The holds and stop payment information described in Section 11.01 of this Agreement.

(10) An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.11.

(11) All third-party consents required for the Seller to consummate the Transactions.

(12) The Records (delivery of which shall be deemed completed upon the satisfaction by Seller of its obligations under Section 7.11).

(13) The Limited Power of Attorney attached hereto as Exhibit 9.02(D)(13).

(14) Non-solicitation agreements duly executed by each director of Seller and Holding Company in favor of Buyer in substantially the form attached as Exhibit 9.02(D)(14).

(15) A Voting Agreement executed by each of the directors of Holding Company who are shareholders of Holding Company, substantially in the same form attached hereto as Exhibit 9.02(D)(15).

(16) Any and all certificates and other documents necessary to establish Seller’s compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the Transactions contemplated by this Agreement, and (b) such other evidence as Buyer may request to evidence Seller’s compliance with the Tax laws of each state in which the Transferred Assets are located and each other jurisdiction in which Seller files any Tax Return, or to determine the amount of withholding required to avoid successor liability in accordance with such states’ applicable tax clearance procedures.

(17) Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer the Contracts and the Deposits and good, marketable, and (with respect to the Seller Real Estate) insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Buyer.

(e) Physical Delivery. Seller shall also deliver to Buyer the Assets purchased hereunder which are capable of physical delivery (delivery of which shall be deemed completed upon the satisfaction by Seller of its obligations under Section 7.11).

Section 9.03 Condition to the Obligations of Seller and Buyer.

(a) Regulatory Approvals. All required licenses, approvals, and consents of any relevant federal, state, or other regulatory agency required for the consummation of the Transactions shall have been obtained without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by either Seller or Buyer; provided, however, the exclusion of the sale or transfer of any Asset or Liability of Seller to Buyer in connection with the Transaction by any relevant federal, state, or other regulatory agency from such agency’s approval or consent shall not be deemed unduly burdensome or otherwise prevent the satisfaction of the condition set forth in this Section 9.03 if such Assets and/or Liabilities, in the aggregate, are not a material portion of Seller’s business operations.

(b) Absence of Proceedings and Litigation. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the Transactions in any legal, administrative or other proceeding, no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the Transactions contemplated by this Agreement or which would have a Material Adverse Effect on Seller.

(c) Shareholder Approval. This Agreement and the Transactions shall have been approved by the Holding Company as the sole shareholder of Seller and by the holders of a majority of the outstanding shares of common stock of the Holding Company.

(d) Coordination Regarding Data Processing and Card Services Contracts. The Seller and Buyer shall coordinate and agree on the timing for the notices of termination for Seller’s Data Processing Contracts and the card services contract.

(e) Consent to Assignment of Data Processing Contracts. All required consents, permissions and approvals required to transfer and assign the Data Processing Contracts to Buyer shall have been obtained, and conditions to such consents, including the payment by Buyer of all termination fees, conversion fees and other fees, expenses and payments required in connection with the assignment or termination of the Data Processing Contracts, shall have been satisfied.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for a willful and material breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following conditions:

(a) By Seller or Buyer after the expiration of ten (10) Business Days after any Regulator shall have denied or refused to grant the approvals or consents required under this Agreement to be obtained pursuant to this Agreement, unless within said ten (10) Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the Regulator which denied or refused to grant approval thereof;

(b) By the non-breaching party after, the expiration of twenty (20) Business Days from the date that a party hereto has given notice to the another party of such other party’s material breach or misrepresentation of any obligation, warranty, representation, or covenant in this Agreement; provided, however, that no such termination shall take effect if within said twenty (20) Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice; provided further, however, that no such termination shall take effect if within thirty (30) Business Days of the failure by the notified party to make such correction within said thirty (30) Business Day period, the notifying party delivers to the notified party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such party’s right to seek damages or other equitable relief;

(c) By Seller or Buyer if the transactions provided for in this Agreement are not consummated by August 15, 2025, unless the date is extended by the mutual written agreement of the parties; provided, however, that such date will be automatically extended to November 15, 2025, if the only outstanding condition to Closing under Article IX (other than those that by nature will not be satisfied until Closing) is the receipt of all regulatory approvals required by Section 9.03(a), provided a party that is then in breach of this Agreement shall not be entitled to exercise the right of termination pursuant to this Section 10.01(c) and provided further that during the pendency of the applications seeking Seller or Holding Company’s regulatory approvals, such dates will be extended until sixty (60) days following the receipt of such approvals;

(d) The mutual written consent of the parties to terminate;

(e) By Seller or Holding Company if, without breaching Section 7.06, Seller or Holding Company shall contemporaneously enter into a definitive agreement with a third party providing a Superior Proposal; provided, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to Seller and Holding Company unless they delivers to Buyer (1) written notice of Seller’s and Holding Company’s intention to terminate at least five (5) Business Days prior to termination and (2) the Fee referred to in Section 10.03; or

(f) by either Seller or Buyer if the Special Meeting (including any adjournments thereof) has been held and completed and the shareholders of Holding Company shall have taken a final vote such that Holding Company shareholder approval shall have not been received.

Section 10.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article X, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 7.14, Section 10.03, and Section 10.04. and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

Section 10.03 Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.01(e), then, within five (5) Business Days of such termination, Seller shall pay Buyer by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer, $6,390,000 (the “Fee”). Seller shall not be required to pay the Fee on more than one occasion.

ARTICLE XI

OTHER AGREEMENTS

Section 11.01 Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof.

Section 11.02 ACH Items and Recurring Debits. Seller will transfer all ACH arrangements to Buyer as soon as possible after the Closing Date. At least fifteen (15) Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH Items and Recurring Debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such Recurring Debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall also continue Recurring Debit arrangements that were originated or administered by Seller.

Section 11.03 Withholding. Seller shall deliver to Buyer (i) within three (3) Business Days after the Closing Date a list of all “B” (TINs do not match) and “C” (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of 120 days after the Closing Date, all notices received by Seller from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled in the following manner:

(a) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

(b) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 11.03(a) above will be remitted by Buyer.

(c) Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date, and are the result of actions taken by Seller prior to the Closing Date, will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions.

Section 11.04 Retirement Accounts. Seller will provide Buyer with the proper trust documents and all related information for any Retirement Accounts assumed by Buyer under Section 2.02 of this Agreement. Buyer shall be responsible for all federal and state income tax reporting of Retirement Accounts for the tax year in which the Closing occurs. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports.

Section 11.05 Interest Reporting. Buyer shall report for the tax year in which the Closing occurs all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits which are assumed by Buyer under this Agreement. Buyer shall also report for the tax year in which the Closing occurs any amounts credited to Deposit accounts pursuant to Section 7.17 hereof. For so long as Seller remains in existence, Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

Section 11.06 Notices to Depositors.

(a) Seller shall provide Buyer an intermediate customer list of the Deposit accounts to be assumed by Buyer pursuant to this Agreement, together with a tape or such other appropriate electronic medium thereof, as of month-end prior to the scheduled Seller mailing referred to in Section 11.06(a) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement.

(b) After receipt of all regulatory approvals and, with the concurrence of the Regulators, if required, at least five (5) Business Days before the Closing Date but only after the waiver or satisfaction of all conditions to Closing (other than deliveries or waiting periods), Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the liability for the Deposits; provided, however, such notice shall be given to the holders of IRAs at least thirty (30) days prior to the Closing Date. The notification(s) will be based on the list referred to in the first paragraph of Section 11.06 above and a listing maintained by the Seller of the new Deposit accounts opened since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller’s mailing. Buyer shall send notification(s) to the same holders either together with Seller’s mailing (in which case Buyer shall pay the costs of such mailing and Buyer shall not delay the timing of such mailing), or within three (3) days after Seller’s notification setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s), which approval shall not be unreasonably withheld or delayed. Except as otherwise provided herein, each party will be responsible for the cost of its own mailing.

(c) After the effective date of any mailing regarding account services by Buyer, Buyer will provide copies of such materials to Seller for distribution at the Seller’s locations at the time new services are acquired.

Section 11.07 Card Processing and Overdraft Coverage.

(a) Seller will provide Buyer with a list of ATM and debit card holders no later than fifteen (15) Business Days after receipt of all necessary approvals of the Regulators; provided, however, Buyer shall not use such list to contact the card holders without prior consent of the Seller.

(b) All of the Seller’s customers with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing, and if not available, Buyer will provide written notice to any affected customers.

Section 11.08 Taxpayer Information. Seller shall deliver to Buyer within three Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets and Deposit accounts transferred pursuant to this Agreement and the holders thereof, except for such information which Seller will report on pursuant to Section 11.03 of this Agreement (collectively, the “Taxpayer Information”) (delivery of which shall be deemed completed upon the satisfaction by Seller of its obligations under Section 7.11). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers.

Section 11.09 Conversion and Data Processing. It is understood and agreed that the conversion of the processing, reporting, payment and other operating systems of the Seller to those of Buyer shall be effected by Buyer after the Closing and shall not be a condition of closing. All expenses incurred relating to the data processing conversion, including without limitation any and all termination fees, conversion fees and other fees, expenses and payments required in connection with the termination of the Data Processing Contracts and the de-conversion of systems shall be borne solely and entirely by Buyer. The Seller and Buyer shall coordinate and agree on the timing for the notices of termination for the Data Processing Contracts.

Section 11.10 UCC Financing Statement Dates. Seller shall deliver to Buyer within five (5) Business Days prior to the Closing Date: (i) a list of UCC-1 financing statement filing dates for open Loans; and (ii) a list of UCC-3 financing statement filing dates for open Loans.

Section 11.11 Taxes; Transfer Charges. Taxes on the transfer of the Seller Real Estate shall be borne by the Party responsible pursuant to applicable Law; provided, however, that to the extent applicable Law is silent on responsibility, and absent common practice and custom, the responsibility for such taxes shall be split equally by Buyer and Seller. All other transfer, documentary, sales, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne half by Seller and half by Buyer, and the Seller shall file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable Law, Buyer shall join in the execution of any such tax returns and other documentation.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01 Attorneys’ Fees. Except as provided below, each party shall bear the cost of its own attorneys’ fees incurred in connection with the preparation of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be entitled to seek, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees and expenses as determined by the court.

Section 12.02 No Third Party Beneficiaries. This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties, except for the rights set forth in Section 8.05(c) of this Agreement. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement; (ii) shall alter or limit Buyer’s or any of its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the parties any right as a third party beneficiary of this Agreement.

Section 12.03 Notices. All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows or at such other address, telephone or facsimile number as either party may later specify by such written notice:

To Seller:	Affinity Bank, National Association
400 Galleria Parkway SE
Suite 900
Atlanta, GA 30339
Attn: Edward J. Cooney, President and Chief Executive Officer
Email: ecooney@myaffinitybank.com

With a copy to:	Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015
Attn: Thomas P. Hutton
Email: thutton@luselaw.com

To Buyer:	Atlanta Postal Credit Union
3900 Crown Road SW
Atlanta, GA, 30304-0001
Attn: Blake Graham, President and Chief Executive Officer
Email: bgraham@apcu.com

With copy to:	Honigman LLP
650 Trade Centre Way
Suite 200
Kalamazoo, MI 49002-0402
Attn: Michael M. Bell
Email: mbell@honigman.com

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received five (5) business days after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

Section 12.04 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment in violation of this section is void.

Section 12.05 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors or representatives.

Section 12.06 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, except that it shall also be governed by and construed in accordance with federal law to the extent federal law applies.

(b) Any legal action or proceeding with respect to this Agreement by one party against any other party shall be brought only in any federal or state court located in the State of Georgia, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts and waive any objection to the laying of venue on the grounds of forum non conveniens which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.06(A).

Section 12.07 Entire Agreement. This Agreement, together with the schedules and Exhibits hereto, contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

Section 12.08 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 12.09 Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

Section 12.10 Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 12.12 Force Majeure. No party shall be deemed to have breached this Agreement solely by reason of delay or failure in performance (except for any obligations to make payments to the other party hereunder) when and to the extent such party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, hurricane, tornado, epidemic, or pandemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) other similar events beyond the reasonable control of the Impacted Party. In the event of a Force Majeure Event, the Impacted Party shall give notice within three (3) Business Days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of thirty (30) consecutive days following written notice given by it under this Section 12.12, the other party may thereafter terminate this Agreement upon ten (10) days’ written notice.

Section 12.13 Disclosure Schedules. All information set forth in the Exhibits and Disclosure Schedule hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information in all material respects.

Section 12.14 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 7.13, 7.14, 10.02, 10.03 and in Article XII of this Agreement, shall survive the termination of this Agreement if this Agreement is terminated prior to the Closing Date. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for those covenants and agreements contained in Sections 7.13, 7.20, 8.01, 8.02, 8.03, 8.04 and 8.05, which by their terms apply or are to be performed in whole or in part after the Closing, and in this Article XII.

Section 12.15 Transfer Charges and Assessments. All transfer, assignment, sales, conveyancing and recording charges, assessments and taxes applicable to the sale and transfer of the Assets and the assumption of the Liabilities shall be paid and borne by Buyer.

Section 12.16 Time of the Essence. Whenever performance is required to be made by a party under a specific provision of this Agreement, time shall be of the essence.

Section 12.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

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The parties hereto have duly authorized and executed this Agreement as of the date first above written.

ATLANTA POSTAL CREDIT UNION

By:	/s/ Blake Graham
Name:	Blake Graham
Title:	President/CEO

AFFINITY BANK, NATIONAL ASSOCIATION

By:	/s/ Edward J. Cooney
Name:	Edward J. Cooney
Title:	President and Chief Executive Officer

AFFINITY BANCSHARES, INC.

By:	/s/ Edward J. Cooney
Name:	Edward J. Cooney
Title:	President and Chief Executive Officer